Filed Pursuant to Rule 424(b)(1)
Registration Number 333-230687

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy or sell these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated June     , 2021

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated April 11, 2019)

2,382,775 Common Shares

The information included or incorporated by reference in this prospectus relates solely to the resale of up to an aggregate of 2,382,775 of our common shares by OCM XL Holdings, L.P., or the selling shareholder, which is a special purpose holding vehicle owned indirectly by certain funds and accounts managed by Oaktree Capital Management, L.P.

Our common shares are listed on the Nasdaq Global Select Market under the symbol “SBLK.” The last reported sale price of our common shares on the Nasdaq Global Select Market on June 18, 2021 was $22.13 per share.

We will not receive any of the proceeds from the sale of the common shares by the selling shareholder. Please read “Use of Proceeds” and “Underwriting” for more information. We have agreed to pay all expenses relating to registering the securities. The selling shareholder will pay any underwriting discounts and commissions and/or similar charges incurred for the sale of these common shares.

An investment in the common shares involves risks. See the section titled “Risk Factors” on page S-21 of this prospectus supplement and also the “Risk Factors” section of our annual report on Form 20-F, as amended, for the year ended December 31, 2020 to read about factors you should consider before buying the common shares.

	Per Share	Total
Public offering price	$—	$—
Underwriting discounts and commissions(1)	$—	$—
Proceeds, before expenses, to the selling shareholder	$—	$—

(1)	We refer you to the section of this prospectus titled “Underwriting” for additional information regarding underwriting compensation.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We anticipate that the shares will be ready for delivery on or about                      , 2021

Morgan Stanley

The date of this prospectus is                     , 2021

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT	S-1
INFORMATION INCORPORATED BY REFERENCE	S-2
WHERE YOU CAN FIND ADDITIONAL INFORMATION	S-3
CAUTIONARY STATEMENTS REGARDING FORWARD LOOKING STATEMENTS	S-4
SUMMARY	S-6
RISK FACTORS	S-21
USE OF PROCEEDS	S-23

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which contains specific information about the terms on which the selling shareholder is offering and selling common shares. The second part is the accompanying prospectus filed with the Securities and Exchange Commission, or the Commission, as part of a registration statement on Form F-3 initially filed on April 2, 2019, which contains and incorporates by reference important business and financial information about us and other information about the offering. If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus or the information contained in any document incorporated by reference herein or therein, the information contained in the most recently dated document shall control. All references in this prospectus supplement to this “prospectus” refer to this prospectus supplement together with the accompanying prospectus.

As permitted under the rules of the Commission, this prospectus incorporates important business information about us that is contained in documents that we have previously filed with the Commission but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the Commission at www.sec.gov, as well as other sources. You may also obtain copies of the incorporated documents, without charge, upon written or oral request to Star Bulk Carriers Corp., c/o Star Bulk Management Inc., 40 Agiou Konstantinou Str., Maroussi, 15124, Athens, Greece. See “Where You Can Find Additional Information.”

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN RECOMMENDED BY ANY UNITED STATES FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

We do not authorize any person to provide information other than that provided in this prospectus and the documents incorporated by reference. The selling shareholder is not making an offer to sell common shares in any state or other jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus and the documents incorporated by reference is accurate only as of their respective dates, and you should not consider any information in this prospectus or in the documents incorporated by reference herein to be investment, legal or tax advice. We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in our securities.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus supplement to “Star Bulk,” the “Company,” “we,” “us,” “our,” or similar references, mean Star Bulk Carriers Corp. and, where applicable, its consolidated subsidiaries. All references to “Oaktree” mean Oaktree Capital Management, L.P., together with its affiliates, which is our largest shareholder. Additionally, all references to the “selling shareholder” mean OCM XL Holdings, L.P., which is a special purpose holding vehicle owned directly by certain funds and accounts managed by Oaktree Capital Management, L.P. In addition, we use the term deadweight, or dwt, in describing the size of vessels. Dwt expressed in metric tons, each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry.

INFORMATION INCORPORATED BY REFERENCE

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

•

Annual Report on Form 20-F for the year ended December 31, 2020, filed with the Commission on April 1, 2021 (as amended by the Form 20-F/A filed with the Commission on April 2, 2021, the “2020 20-F”), containing our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

•

Report on Form 6-K, filed with the Commission on May 24, 2021 (the “Q1 2021 6-K”), including the exhibits thereto, which contain our unaudited interim condensed consolidated financial statements as of and for the three months ended March 31, 2021 and 2020 and the associated Management’s Discussion and Analysis of Financial Condition and Results of Operations (Exhibit 99.1).

We are also incorporating by reference all subsequent Annual Reports on Form 20-F that we file with the Commission and certain reports on Form 6-K that we furnish to the Commission after the date of this prospectus that state that they are incorporated by reference into this prospectus until this offering is terminated. In all cases, you should rely on the later information over different information included in this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling shareholder is not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filings or any subsequent filing we incorporate by reference to this prospectus by writing or telephoning us at the following address:

Star Bulk Carriers Corp.

c/o Star Bulk Management Inc.

40 Agiou Konstantinou Str.

Maroussi 15124, Athens, Greece

011-30-210-617-8400 (telephone number)

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act of 1933, as amended (the “Securities Act”), we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus supplement is a part of that registration statement, which includes additional information.

We file annual and special reports with the Commission. You may read any document that we file on the Commission’s website (http://www.sec.gov). Our filings are also available on our website at http://www.starbulk.com. The information on our website does not form a part of and is not incorporated by reference into this prospectus supplement.

This prospectus supplement is part of the registration statement and does not contain all of the information in the registration statement. The full registration statement may be obtained from the Commission or us, as indicated above. Documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the Commission’s website.

CAUTIONARY STATEMENTS REGARDING FORWARD LOOKING STATEMENTS

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including these cautionary statements in connection with this safe harbor legislation. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

This prospectus includes “forward-looking statements,” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act, with respect to our financial condition, results of operations and business and our expectations or beliefs concerning future events. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “projects,” “likely,” “would,” “could” and similar expressions or phrases may identify forward-looking statements.

All forward-looking statements involve risks and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results.

In addition, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include:

•	general dry bulk shipping market conditions, including fluctuations in charter rates and vessel values;

•	the strength of world economies;

•	the stability of Europe and the Euro;

•	fluctuations in interest rates and foreign exchange rates;

•	the impact of the expected discontinuance of the London Interbank Offered Rate, or LIBOR, after 2021 on interest rates of our debt that reference LIBOR;

•	business disruptions due to natural disasters or other disasters outside our control, such as the ongoing global outbreak of the novel coronavirus (“COVID-19”);

•	the length and severity of epidemics and pandemics, including COVID-19 and its impact on the demand for seaborne transportation in the dry bulk sector;

•	changes in supply and demand in the dry bulk shipping industry, including the market for our vessels and the number of newbuildings under construction;

•	the potential for technological innovation in the sector in which we operate and any corresponding reduction in the value of our vessels or the charter income derived therefrom;

•	changes in our operating expenses, including bunker prices, dry docking, crewing and insurance costs;

•	changes in governmental rules and regulations or actions taken by regulatory authorities;

•	potential liability from pending or future litigation and potential costs due to environmental damage and vessel collisions;

•	the impact of increasing scrutiny and changing expectations from investors, lenders, charterers and other market participants with respect to our Environmental, Social and Governance policies;

•	general domestic and international political conditions or events, including “trade wars”;

•	the impact on our common shares and reputation if our vessels were to call on ports located in countries that are subject to restrictions imposed by the U.S. or other governments;

•	potential disruption of shipping routes due to accidents or political events;

•	the availability of financing and refinancing;

•	the failure of our contract counterparties to meet their obligations

•	our ability to meet requirements for additional capital and financing to grow our business;

•	the impact of our indebtedness and the compliance with the covenants included in our debt agreements;

•	vessel breakdowns and instances of off-hire;

•	potential exposure or loss from investment in derivative instruments;

•	potential conflicts of interest involving our Chief Executive Officer, his family and other members of our senior management;

•	our ability to complete acquisition transactions as and when planned;

•	our ability to pay dividends in accordance with our dividend policy; and

•	other important factors described in the sections titled “Risk Factors” in this prospectus.

We have based these statements on assumptions and analyses formed by applying our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances. All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation, and specifically decline any obligation, except as required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

See the sections titled “Risk Factors” of the accompanying prospectus and in this prospectus supplement and “Item 3. Key Information—D. Risk Factors” in the 2020 20-F, which is incorporated herein by reference, for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. These factors and the other risk factors described in this prospectus are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

SUMMARY

This summary highlights information contained or incorporated by reference in this prospectus and is qualified in its entirety by the more detailed information and financial statements included or incorporated by reference elsewhere in this prospectus. This summary does not contain all of the information that may be important to you. Where we state that a measurement is “on an As Adjusted Basis,” it means that measurement is computed after giving effect to all of the transactions set forth in the bullets in the first paragraph under the caption, “—Capitalization.” As an investor or prospective investor, you should carefully review this entire prospectus and the documents incorporated by reference herein, including the section of this prospectus supplement titled “Risk Factors,” the section of the accompanying prospectus titled “Risk Factors,” “Item 3. Key Information—D. Risk Factors” in our 2020 20-F and the more detailed information that appears later in this prospectus before making an investment in the shares.

OUR BUSINESS

We are an international shipping company with extensive operational experience that owns and operates a fleet of dry bulk carrier vessels. Our vessels transport a broad range of major and minor bulk commodities, including iron ore, minerals and grain, bauxite, fertilizers and steel products, along worldwide shipping routes. Our executive management team, which has extensive shipping industry expertise, is led by Mr. Petros Pappas, who has more than 40 years of shipping industry experience and has managed hundreds of vessel acquisitions and dispositions.

We are committed to implementing Environmental, Social and Governance (ESG) practices into our operational and strategic decision making within the scope of our vision to be a leader in sustainable dry bulk shipping. In this respect we are a signatory to the United Nations (UN) Global Compact supporting its Ten Principles on areas of human rights, labor, environment and anticorruption and committing to the broader development goals of the United Nations, the Sustainable Development Goals. In addition, we publish an annual Sustainability Report, which presents our ESG strategy and goals, and report on our ESG performance across all our business operations. Our Sustainability Report may be found on our website at www.starbulk.com. The information on our website does not form a part of and is not incorporated by reference into this prospectus supplement.

OAKTREE

Oaktree is our largest shareholder. Oaktree is a leader among global investment managers specializing in alternative investments, with $153 billion in assets under management as of March 2021. The firm emphasizes an opportunistic, value-oriented and risk-controlled approach to investments in credit, private equity, real assets and listed equities. Headquartered in Los Angeles, the firm has over 1,000 employees and offices in 19 cities worldwide. See “Item 7. Major Shareholders and Related Party Transactions” in our 2020 20-F, for a discussion on the various limitations on the transfer and voting of our common shares by Oaktree.

OUR FLEET

As of June 16, 2021, we have a fleet of 128 vessels, with an aggregate capacity of 14.1 million dwt and an average age of 9.3 years, consisting of Newcastlemax, Capesize, Post Panamax, Kamsarmax, Panamax, Ultramax and Supramax vessels with carrying capacities between 52,000 dwt and 210,000 dwt.

We have built a fleet through timely and selective acquisitions of secondhand and newbuilding vessels. Our fleet is well-positioned to take advantage of economies of scale in commercial, technical and procurement management. We have a large, modern, fuel-efficient and high-quality fleet, which emphasizes the largest Eco-type Capesize and Newcastlemax vessels, built at leading shipyards and featuring the latest technology. As a result, we believe we will have an opportunity to capitalize on rising market demand during a period of reduced fleet growth, customer preferences for our ships and economies of scale, while enabling us to capture the benefits of fuel cost savings through spot time charters or voyage charters.

The majority of our vessels are equipped with a vessel remote monitoring system that provides data to monitor fuel and lubricant consumption and efficiency on a real-time basis. While these monitoring systems are generally available in the shipping industry, we believe that they can be cost-effectively employed only by large-scale shipping operators, such as us.

In addition, pursuant to the IMO sulfur cap regulations, which limited emission to 0.5% m/m sulfur content that came into force in January 2020, we decided to install scrubbers on the vast majority of our vessels (“Scrubber Retrofitting Program”). 120 of the 128 vessels in our fleet are retrofitted with exhaust gas cleaning systems (the “Scrubbers”). We believe that the new maritime regulations will have a strong impact on the maritime industry and will distinguish us from other dry bulk owners that will have conventional dry bulk vessels that will not be able to consume less expensive bunker fuel with higher sulfur content. We believe installation of scrubbers will increase our competitive advantage commercially making our fleet more attractive to charterers and cargo owners.

The following tables summarize key information about our operating fleet, as of the date of this prospectus supplement:

Operating Fleet

	Wholly Owned Subsidiaries	Vessel Name	DWT	Date Delivered to Star Bulk	Year Built
1	Sea Diamond Shipping LLC	Goliath (1)	209,537	July 15, 2015	2015
2	Pearl Shiptrade LLC	Gargantua (1)	209,529	April 2, 2015	2015
3	Star Ennea LLC	Star Gina 2GR	209,475	February 26, 2016	2016
4	Coral Cape Shipping LLC	Maharaj (1)	209,472	July 15, 2015	2015
5	Star Castle II LLC	Star Leo	207,939	May 14, 2018	2018
6	ABY Eleven Ltd	Star Laetitia	207,896	August 3, 2018	2017
7	Domus Shipping LLC	Star Ariadne	207,812	March 28, 2017	2017
8	Star Breezer LLC	Star Virgo	207,810	March 1, 2017	2017
9	Star Seeker LLC	Star Libra (1)	207,765	June 6, 2016	2016
10	ABY Nine Ltd	Star Sienna	207,721	August 3, 2018	2017
11	Clearwater Shipping LLC	Star Marisa	207,709	March 11, 2016	2016
12	ABY Ten Ltd	Star Karlie	207,566	August 3, 2018	2016
13	Star Castle I LLC	Star Eleni	207,555	January 3, 2018	2018
14	Festive Shipping LLC	Star Magnanimus	207,490	March 26, 2018	2018
15	New Era II Shipping LLC	Debbie H	206,861	May 28, 2019	2019
16	New Era III Shipping LLC	Star Ayesha	206,852	July 15, 2019	2019
17	New Era I Shipping LLC	Katie K	206,839	April 16, 2019	2019
18	Cape Ocean Maritime LLC	Leviathan	182,511	September 19, 2014	2014
19	Cape Horizon Shipping LLC	Peloreus	182,496	July 22, 2014	2014
20	Star Nor I LLC	Star Claudine	181,258	July 6, 2018	2011
21	Star Nor II LLC	Star Ophelia	180,716	July 6, 2018	2010
22	Christine Shipco LLC	Star Martha	180,274	October 31, 2014	2010

	Wholly Owned Subsidiaries	Vessel Name	DWT	Date Delivered to Star Bulk	Year Built
23	Sandra Shipco LLC	Star Pauline	180,233	December 29, 2014	2008
24	Pacific Cape Shipping LLC	Pantagruel	180,181	July 11, 2014	2004
25	Star Borealis LLC	Star Borealis	179,678	September 9, 2011	2011
26	Star Polaris LLC	Star Polaris	179,546	November 14, 2011	2011
27	Star Nor III LLC	Star Lyra	179,147	July 6, 2018	2009
28	Star Regg IV LLC	Star Bayonne	178,977	January 26, 2021	2010
29	Star Regg V LLC	Star Borneo	178,978	January 26, 2021	2010
30	Star Regg VI LLC	Star Buenos Aires	178,978	January 26, 2021	2010
31	Star Regg II LLC	Star Janni	178,978	January 7, 2019	2010
32	Star Regg I LLC	Star Marianne	178,906	January 14, 2019	2010
33	Star Trident V LLC	Star Angie	177,931	October 29, 2014	2007
34	Sky Cape Shipping LLC	Big Fish	177,662	July 11, 2014	2004
35	Global Cape Shipping LLC	Kymopolia	176,990	July 11, 2014	2006
36	Star Trident XXV Ltd.	Star Triumph	176,343	December 8, 2017	2004
37	ABY Fourteen Ltd	Star Scarlett	175,800	August 3, 2018	2014
38	ABY Fifteen Ltd	Star Audrey	175,125	August 3, 2018	2011
39	Sea Cape Shipping LLC	Big Bang	174,109	July 11, 2014	2007
40	ABY I LLC	Star Paola	115,259	August 3, 2018	2011
41	ABM One Ltd	Star Eva	106,659	August 3, 2018	2012
42	Nautical Shipping LLC	Amami	98,681	July 11, 2014	2011
43	Majestic Shipping LLC	Madredeus	98,681	July 11, 2014	2011
44	Star Sirius LLC	Star Sirius (1)	98,681	March 7, 2014	2011
45	Star Vega LLC	Star Vega (1)	98,681	February 13, 2014	2011
46	ABY II LLC	Star Aphrodite	92,006	August 3, 2018	2011
47	Augustea Bulk Carrier Ltd	Star Piera	91,952	August 3, 2018	2010
48	Augustea Bulk Carrier Ltd	Star Despoina	91,945	August 3, 2018	2010
49	Star Nor IV LLC	Star Electra	83,494	July 6, 2018	2011
50	Star Alta I LLC	Star Angelina	82,981	December 5, 2014	2006
51	Star Alta II LLC	Star Gwyneth	82,790	December 5, 2014	2006
52	Star Trident I LLC	Star Kamila	82,769	September 3, 2014	2005
53	Star Nor VI LLC	Star Luna	82,687	July 6, 2018	2008
54	Star Nor V LLC	Star Bianca	82,672	July 6, 2018	2008
55	Grain Shipping LLC	Pendulum	82,619	July 11, 2014	2006
56	Star Trident XIX LLC	Star Maria	82,598	November 5, 2014	2007
57	Star Trident XII LLC	Star Markella	82,594	September 29, 2014	2007
58	Star Trident IX LLC	Star Danai	82,574	October 21, 2014	2006
59	ABY Seven Ltd	Star Jeanette	82,567	August 3, 2018	2014
60	Star Trident XI LLC	Star Georgia	82,298	October 14, 2014	2006
61	Star Trident VIII LLC	Star Sophia	82,269	October 31, 2014	2007
62	Star Trident XVI LLC	Star Mariella	82,266	September 19, 2014	2006
63	Star Trident XIV LLC	Star Moira	82,257	November 19, 2014	2006
64	Star Trident XVIII LLC	Star Nina	82,224	January 5, 2015	2006
65	Star Trident X LLC	Star Renee	82,221	December 18, 2014	2006
66	Star Trident II LLC	Star Nasia	82,220	August 29, 2014	2006
67	Star Trident XIII LLC	Star Laura	82,209	December 8, 2014	2006
68	Star Trident XV LLC	Star Jennifer	82,209	April 15, 2015	2006
69	Star Nor VIII LLC	Star Mona	82,188	July 6, 2018	2012
70	Star Trident XVII LLC	Star Helena	82,187	December 29, 2014	2006

	Wholly Owned Subsidiaries	Vessel Name	DWT	Date Delivered to Star Bulk	Year Built
71	Star Nor VII LLC	Star Astrid	82,158	July 6, 2018	2012
72	Star Sun I LLC	Star Elizabeth	82,430	May 25, 2021	2021
73	Star Sun II LLC	Star Pavlina	82,361	June 16, 2021	2021
74	Waterfront Two Ltd	Star Alessia	81,944	August 3, 2018	2017
75	Star Nor IX LLC	Star Calypso	81,918	July 6, 2018	2014
76	Star Gaia LLC	Star Charis	81,711	March 22, 2017	2013
77	Star Elpis LLC	Star Suzanna	81,711	May 15, 2017	2013
78	Mineral Shipping LLC	Mercurial Virgo	81,545	July 11, 2014	2013
79	Star Nor X LLC	Stardust	81,502	July 6, 2018	2011
80	Star Nor XI LLC	Star Sky	81,466	July 6, 2018	2010
81	Star Zeus VI LLC	Star Lambada (1)	81,272	March 16, 2021	2016
82	Star Zeus I LLC	Star Capoeira (1)	81,253	March 16, 2021	2015
83	Star Zeus II LLC	Star Carioca (1)	81,199	March 16, 2021	2015
84	Star Zeus VII LLC	Star Macarena (1)	81,199	March 6, 2021	2016
85	ABY III LLC	Star Lydia	81,187	August 3, 2018	2013
86	ABY IV LLC	Star Nicole	81,120	August 3, 2018	2013
87	ABY Three Ltd	Star Virginia	81,061	August 3, 2018	2015
88	Star Nor XII LLC	Star Genesis	80,705	July 6, 2018	2010
89	Star Nor XIII LLC	Star Flame	80,448	July 6, 2018	2011
90	Star Trident III LLC	Star Iris	76,466	September 8, 2014	2004
91	Star Trident XX LLC	Star Emily	76,417	September 16, 2014	2004
92	Orion Maritime LLC	Idee Fixe (1)	63,458	March 25, 2015	2015
93	Primavera Shipping LLC	Roberta (1)	63,426	March 31, 2015	2015
94	Success Maritime LLC	Laura (1)	63,399	April 7, 2015	2015
95	Star Zeus III LLC	Star Athena (1)	63,371	May 19, 2021	2015
96	Ultra Shipping LLC	Kaley (1)	63,283	June 26, 2015	2015
97	Blooming Navigation LLC	Kennadi (1)	63,262	January 8, 2016	2016
98	Jasmine Shipping LLC	Mackenzie (1)	63,226	March 2, 2016	2016
99	STAR LIDA I SHIPPING LLC	Star Apus (1)	63,123	July 16, 2019	2014
100	Star Zeus V LLC	Star Bovarius (1)	61,571	March 16, 2021	2015
101	Star Zeus IV LLC	Star Subaru (1)	61,521	March 16, 2021	2015
102	Star Nor XV LLC	Star Wave	61,491	July 6, 2018	2017
103	Star Challenger I LLC	Star Challenger (1)	61,462	December 12, 2013	2012
104	Star Challenger II LLC	Star Fighter (1)	61,455	December 30, 2013	2013
105	Star Axe II LLC	Star Lutas (1)	61,347	January 6, 2016	2016
106	Aurelia Shipping LLC	Honey Badger (1)	61,320	February 27, 2015	2015
107	Rainbow Maritime LLC	Wolverine (1)	61,292	February 27, 2015	2015
108	Star Axe I LLC	Star Antares (1)	61,258	October 9, 2015	2015
109	ABY Five Ltd	Star Monica	60,935	August 3, 2018	2015
110	Star Asia I LLC	Star Aquarius	60,916	July 22, 2015	2015
111	Star Asia II LLC	Star Pisces (1)	60,916	August 7, 2015	2015
112	Star Nor XIV LLC	Star Glory	58,680	July 6, 2018	2012
113	STAR LIDA XI SHIPPING LLC	Star Pyxis (1)	56,615	August 19, 2019	2013
114	STAR LIDA VIII SHIPPING LLC	Star Hydrus (1)	56,604	August 8, 2019	2013
115	STAR LIDA IX SHIPPING LLC	Star Cleo (1)	56,582	July 15, 2019	2013

	Wholly Owned Subsidiaries	Vessel Name	DWT	Date Delivered to Star Bulk	Year Built
116	Star Trident VII LLC	Diva (1)	56,582	July 24, 2017	2011
117	STAR LIDA VI SHIPPING LLC	Star Centaurus (1)	56,559	September 18, 2019	2012
118	STAR LIDA VII SHIPPING LLC	Star Hercules (1)	56,545	July 16, 2019	2012
119	STAR LIDA X SHIPPING LLC	Star Pegasus (1)	56,540	July 15, 2019	2013
120	STAR LIDA III SHIPPING LLC	Star Cepheus (1)	56,539	July 16, 2019	2012
121	STAR LIDA IV SHIPPING LLC	Star Columba (1)	56,530	July 23, 2019	2012
122	STAR LIDA V SHIPPING LLC	Star Dorado (1)	56,507	July 16, 2019	2013
123	STAR LIDA II SHIPPING LLC	Star Aquila (1)	56,506	July 15, 2019	2012
124	Star Regg III LLC	Star Bright	55,783	October 10, 2018	2010
125	Glory Supra Shipping LLC	Strange Attractor	55,742	July 11, 2014	2006
126	Star Omicron LLC	Star Omicron	53,489	April 17, 2008	2005
127	Star Zeta LLC	Star Zeta	52,994	January 2, 2008	2003
128	Star Theta LLC	Star Theta	52,425	December 6, 2007	2003

		Total dwt	14,072,410

(1)

Subject to a sale and leaseback financing transaction, as further described in Note 7 to the consolidated financial statements for the three month period ended March 31, 2021 incorporated by reference to this prospectus supplement.

Our Competitive Strengths

We believe that we possess a number of competitive strengths in our industry, including:

We manage a high quality, scrubber fitted modern fleet

As described above our modern, diverse, high quality fleet of 128 dry bulk carrier vessels has an aggregate capacity of 14.1 million dwt and an average age of 9.3 years and 120 of the 128 vessels in our fleet are retrofitted with Scrubbers.

We believe that owning a modern, high quality fleet reduces operating costs, improves safety and provides us with a competitive advantage in securing favorable time charters. We maintain the quality of our vessels by carrying out regular inspections, both while in port and at sea, and adopting a comprehensive maintenance program for each vessel. Furthermore, we take a proactive approach to safety and environmental protection through comprehensively planned maintenance systems, preventive maintenance programs and by retaining and training qualified crews.

Based on the scale, scope and quality of our fleet and our commercial and technical management capabilities and because much of our fleet is currently chartered on the spot market, we believe we are well-positioned to take advantage of the ongoing recovery in the dry bulk market.

In-house commercial and technical management of our fleet enable us to have very competitive operating expenses and high vessel maintenance standards

We conduct a significant portion of the commercial and technical management of our vessels in-house through our wholly owned subsidiaries, Star Bulk Management Inc., Star Bulk Shipmanagement Company (Cyprus) Limited and Starbulk S.A. We believe having control over the commercial and technical management provides us with a competitive advantage over many of our competitors by allowing us to more closely monitor our operations and to offer higher quality performance, reliability and efficiency in arranging charters and the maintenance of our vessels. We also believe that these management capabilities contribute significantly in maintaining a lower level of vessel operating and maintenance costs, without sacrificing the quality of our operations.

Focus on new technology to improve fuel efficiency and vessel operations

In response to the increased environmental regulations around decarbonization, we have focused our attention on improving the sustainability and fuel efficiency of our operations. The majority of our operating fleet has been equipped with a sophisticated vessel performance monitoring system (“VPM”). The VPM system allows us to collect real-time information on the performance of important equipment, with a particular focus on vessel performance and fuel consumption. The system is designed to enhance our operational knowledge and increase the efficiency of our trading and of our vessel maintenance. Using real-time data collected from the VPM system and in-house analysis, we can:

•	evaluate optimum operating parameters during various sea passage conditions;

•	compare actual versus required vessel performance and fuel consumption;

•	assess and evaluate vessel and equipment actual performance;

•	take proactive steps, if needed, to ensure vessel and equipment operate in a reliable and efficient manner;

•	minimize downtime and off-hires by proper planning and selecting the right timing for maintenance through the condition-based monitoring approach;

•	identify timely potential operating problems; and

•	ensure that our seafarers are well informed and taking necessary actions to reduce the likelihood of a malfunction.

Managing and operating a large and diversified fleet is challenging. Investing in systems like VPM enhances our knowledge and ability to manage a large number of vessels in an optimized manner, increasing operational efficiency and reducing maintenance costs and off-hire time. Further, most of our operating vessels have been equipped with sliding engine valves and alpha lubricators, which provide additional fuel efficiency and optimized lubricant consumption.

Experienced management team with a strong track record in the shipping industry and extensive relationships with customers, lenders, shipyards and other shipping industry participants

Our Company’s leadership has considerable shipping industry expertise. Our founder and Chief Executive Officer, Mr. Pappas, has an established track record in the dry bulk industry, with more than 40 years of experience and hundreds of vessel acquisitions and dispositions. Mr. Pappas has extensive experience in operating and investing in shipping, including through his family’s principal shipping operations and investment vehicle, Oceanbulk Maritime S.A. Mr. Pappas also has extensive relationships in the shipping industry, and he has leveraged his deep relationships with shipbuilders to implement, when applicable, our newbuilding program with vessels of high specification.

Through Mr. Pappas and our senior management team, we also have strong global relationships with shipping companies, charterers, shipyards, brokers and commercial shipping lenders. Further, we expect our senior management and chartering teams’ long track record in the voyage and time chartering of dry bulk ships will allow us to continue successfully chartering our vessels in all economic environments. We believe that these relationships and our strong sale and purchase track record and reputation as a creditworthy counterparty should provide us with access to attractive asset acquisitions, chartering and ship financing opportunities.

For more information on our management team, see “Item 6. Directors, Senior Management and Employees—A. Directors and Senior Management” in our 2020 20-F.

Our Business Strategies

Our primary objectives are to grow our business profitably and to continue to grow as a successful owner and operator of dry bulk vessels. The key elements of our strategy are:

Capitalize on potential increases in charter rates for dry bulk shipping

The dry bulk shipping industry is cyclical in nature. The supply of dry bulk carriers is dependent on the delivery of new vessels and the removal of vessels from the global fleet, either through scrapping or loss, and the demand for dry bulk shipping is often dependent on economic conditions, and international trade. For more information on dry bulk market, see “Item 4. Information on the Company – B. Business Overview—Basis for Statements -The International Dry Bulk Shipping Industry in our 2020 20-F.

Charter our vessels in an active and sophisticated manner

Given the volatility of the freight markets, we believe we should be flexible to changing market conditions and actively manage our vessels in order to generate attractive risk-adjusted returns by providing efficient transportation solutions to our major charterers. Currently we are arranging voyage and short-term time charters which provide optionality for the Company given the current market levels. Our aim is to continue improving our fleet utilization by booking long haul voyage charters and complimentary trade flows that improve the laden/ballast ratios. This approach is also tailored specifically to our scrubber-fitted fleet and the fuel efficiency of our younger vessels. While this process is more difficult and labor intensive than placing our vessels on longer-term time charters, it can lead to greater profitability. When operating a vessel on a voyage charter, as well as on contracts of affreightment directly with cargo providers, we (as owner of the vessel) will incur fuel costs, and therefore, we are in a position to benefit from fuel savings from our scrubber-fitted fleet. If charter market levels rise, we may employ part of our fleet in the long-term time charter market, while we may be able to more advantageously employ our scrubber-fitted vessels in the voyage charter market and/or short-term time charters in order to capture the benefit of available fuel cost savings. Our large, diverse and high quality fleet provides scale to major charterers, such as iron ore miners, utility companies and commodity trading houses. As part of our strategy to maximize earnings, we seek direct arrangements (consecutive voyages, contracts of affreightment, etc.) with major charterers and cargo owners on a voyage basis, providing the scale required for the transportation of large commodity volumes over a multitude of trading routes around the world.

On January 25, 2016, we entered into a Capesize vessel pooling agreement (“Capesize Chartering Ltd or CCL Pool or CCL”) with Bocimar International NV, Golden Ocean Group Limited and C Transport Holding Ltd. As of April 30, 2021, we operated 38 of our Newcastlemax and Capesize dry bulk vessels as part of one combined CCL fleet. The CCL fleet consists of approximately 130 modern Newcastlemax and Capesize vessels and is being managed out of Athens, Singapore and Antwerp. Each vessel owner is responsible for the operating, accounting and technical management of its respective vessels. The objective of this pool is to provide improved scheduling through joint marketing of our Newcastlemax and Capesize vessels, with the overall aim of enhancing economic efficiencies.

In 2020, we terminated our Geneva-based commercial activities and have established a new wholly-owned subsidiary based in Singapore under the name Star Bulk (Singapore) Pte. Ltd. (or “Star Bulk Singapore”), aiming to expand our commercial capability and access to charterers and cargoes in Asia.

Expand and renew our fleet through opportunistic acquisitions of high-quality vessels at attractive prices

As market conditions continue to improve, we may opportunistically acquire high-quality vessels at attractive prices that are accretive to our cash flow. We also look to opportunistically renew our fleet by replacing older vessels that have higher maintenance and survey costs and lower operating efficiency with newer vessels that have lower operating costs, fewer maintenance and survey requirements, lower fuel consumption and overall enhanced commercial attractiveness to our charterers. When evaluating acquisitions, we will consider and analyze, among other things, our expectations of fundamental developments in the dry bulk shipping industry sector, the level of liquidity in the resale and charter market, the cash flow earned by the vessel in relation to its value, its condition and technical specifications with particular regard to fuel consumption, expected remaining useful life, the credit quality of the charterer and duration and terms of charter contracts for vessels acquired with charters attached, as well as the overall diversification of our fleet and customers. We believe that these circumstances combined with our management’s knowledge of the shipping industry may present an opportunity for us to continue to grow our fleet at favorable prices.

Maintain a strong balance sheet through optimization of use of leverage

We finance our fleet with a mix of debt and equity, and we intend to optimize use of leverage over time, even though we may have the capacity to obtain additional financing. As of March 31, 2021, our debt to total capitalization ratio (book values) was approximately 50%. Charterers have increasingly favored financially solid vessel owners, and we believe that our balance sheet strength will enable us to access more favorable chartering opportunities, as well as give us a competitive advantage in pursuing vessel acquisitions from commercial banks and shipyards, which in our experience have recently displayed a preference for contracting with well-capitalized counterparties.

CORPORATE AND OTHER INFORMATION

We are a Marshall Islands corporation with principal executive offices at 40 Agiou Konstantinou Street, 15124, Athens Greece. Our telephone number at that address is 011-30-210-617-8400. We maintain a website on the Internet at http://www.starbulk.com. The information on our website does not form a part of and is not incorporated by reference into this prospectus supplement. We were incorporated in the Marshall Islands on December 13, 2006, as a wholly-owned subsidiary of Star Maritime Acquisition Corp., or Star Maritime, which was a special purpose acquisition corporation. We merged with Star Maritime on November 30, 2007 and commenced operations on December 3, 2007, which was the date we took delivery of our first vessel.

RECENT DEVELOPMENTS

Our board of directors (the “Board of Directors”) declared a quarterly cash dividend of $0.30 per share on May 19, 2021, which was paid on June 14, 2021, to all shareholders of record as of May 31, 2021. The ex-dividend date was May 27, 2021.

We plan to redeem all of our outstanding 8.30% Senior Notes due in 2022 (the “2022 Notes”) for 100% of the outstanding principal amount, or $50,000,000 plus accrued and unpaid interest up to but not including the redemption date, on or about July 30, 2021. Any redemption of our 2022 Notes shall be in the discretion of our board of directors and will be completed pursuant to separate documentation.

On May 25, 2021 and June 16, 2021, the Star Elizabeth (ex- YZJ2015-2263) and the Star Pavlina (ex- YZJ2015-2264), respectively, or the Kamsarmax Resale Vessels, were delivered to us.

On June 7, 2021, our Board of Directors adopted the 2021 Equity Incentive Plan (the “2021 Plan”) and reserved for issuance 515,000 common shares thereunder. The terms and conditions of the 2021 Plan are substantially similar to the terms and conditions of our previous equity incentive plans. On the same date, all of the 515,000 restricted common shares were granted to certain of our directors, officers and employees, of which 401,750 restricted common shares vest in September 2021, 56,625 restricted common shares vest in June 2022 and the remaining 56,625 restricted common shares vest in June 2024. The fair value of each share was $18.88, based on the closing price of our common shares on the grant date.

THE OFFERING

Common shares offered for resale by the selling shareholders in this offering	2,382,775 common shares

Common shares to be outstanding upon completion of this offering	As of the date of this prospectus supplement, we have 102,239,716 common shares outstanding.

Lock-Up Agreements

The selling shareholder and Oaktree have agreed that, without the prior written consent of the underwriter, they will not, subject to certain exceptions, during the period from the date of the underwriting agreement through the date that is 45 days subsequent to the date thereof, offer, sell, contract or otherwise dispose of, or file any registration statement under the Securities Act in respect of, securities convertible into or exercisable or exchangeable for our common shares. The Company and its directors and officers will not be subject to a similar lock-up agreement.

Voting rights	Holders of our common shares are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders.

Dividend policy

The declaration and payment of dividends will be subject at all times to the discretion of our Board of Directors. The timing and amount of dividends will depend on our dividend policy, earnings, financial condition, cash requirements and availability, fleet renewal and expansion, restrictions in our loan agreements, if any, the provisions of Marshall Islands law affecting the payment of dividends and other factors. Marshall Islands law generally prohibits the payment of dividends other than from surplus or while a company is insolvent, or would be rendered insolvent upon the payment of such dividends, or if there is no surplus, dividends may be declared or paid out of net profits for the fiscal year in which the dividend is declared, and for the preceding fiscal year.

Currently, we are able under our financing agreements to pay dividend unless an event of default has occurred.

Please see “Item 10. Additional Information—E. Taxation” of our 2020 20-F for additional information relating to the tax treatment of our dividend payments.

In November 2019, our Board of Directors established a dividend policy, which was updated on May 19, 2021, pursuant to which our Board of Directors intends to declare a dividend in each of February, May, August and November in an amount equal to (a) our Total Cash Balance (as defined in the Q1 2021 6-K) minus (b) the product of (i) the Minimum Cash Balance per Vessel (as defined in the Q1 2021 6-K) and (ii) the Number of Vessels (as defined in the Q1 2021 6-K).

Notwithstanding the foregoing, since Star Bulk is a holding company with no material assets other than the shares of its subsidiaries through which it conducts its operations, Star Bulk’s ability to pay dividends will depend on its subsidiaries distributing their earnings and cash flow to it. Any future dividends declared will be at the discretion and remain subject to approval of our Board of Directors each quarter after its review of our financial condition and other factors, including but not limited to our earnings, the prevailing charter market conditions, capital requirements, limitations under our debt agreements and applicable provisions of Marshall Islands law, which generally prohibits the payment of dividends other than from operating surplus or while a company is insolvent or would be rendered insolvent upon the payment of such dividend. Star Bulk’s dividend policy and declaration and payment of dividends may be changed at any time and are subject to legally available funds and our Board of Directors’ determination that each declaration and payment is at the time in the best interests of Star Bulk and its shareholders after its review of our financial performance.

There can be no assurance that our Board of Directors will declare or pay any dividend in the future.

Pursuant to the above dividend policy, on November 20, 2019 and February 19, 2020, our Board of Directors declared a cash dividend of $0.05 per share for the third and fourth quarter of 2019, respectively and an amount of $4.8 million was paid in December 2019 and in March 2020, respectively. Our Board of Directors declared a quarterly cash dividend of $0.30 per share on May 19, 2021, which was paid on June 14, 2021, to all shareholders of record as of May 31, 2021. An ex-dividend date of May 27, 2021 was established.

Use of Proceeds

The selling shareholder is offering 2,382,775 of our common shares for sale hereunder. We will not receive any proceeds from the sale of our common shares by the selling shareholder in this offering. Please read “Use of Proceeds.”

Listing	Our common shares are listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “SBLK”.

Risk Factors

An investment in our common shares involves risks. See the section under the caption, “Risk Factors,” on page S-21 of this prospectus supplement as well as the “Risk Factors” section of our 2020 Form 20-F to read about factors you should consider before buying our common shares. You should also consider the risk factors described in the documents incorporated by reference in this prospectus.

SUMMARY HISTORICAL FINANCIAL AND OPERATING INFORMATION

Set forth below are the summary historical consolidated financial and other data of Star Bulk and its consolidated subsidiaries for the periods and as of the dates indicated.

The summary historical consolidated financial data as of and for the years ended December 31, 2018, 2019 and 2020 have been derived from our consolidated financial statements as of such dates and for such years, which have been audited by Deloitte Certified Public Accountants S.A., as indicated in the 2020 20-F.

The summary historical consolidated financial data as of and for the three months ended March 31, 2021 and 2020 have been derived from our consolidated financial statements as of such dates and for such periods included in our unaudited interim condensed consolidated financial statements for the three months ended March 31, 2021 and 2020 (contained in Exhibit 99.1 to the Q1 2021 6-K), which are unaudited but which have been prepared on the same basis as our audited consolidated financial statements and, in the opinion of our management, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of the information set forth therein.

The summary historical consolidated financial data below should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and related notes included in the 2020 20-F, as well as the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our unaudited interim condensed consolidated financial statements and related notes included in Exhibit 99.1 to the Q1 2021 6-K.

	Year ended December 31,			Three month ended March 31
	2018	2019	2020	2020	2021
Voyage revenues	$651,561	$821,365	$693,241	$160,862	$200,467

	651,561	821,365	693,241	160,862	200,467
Voyage expenses	121,596	222,962	200,058	55,310	40,052
Charter-in hire expenses	92,896	126,813	32,055	8,774	2,943
Vessel operating expenses	128,872	160,062	178,543	42,718	47,354
Dry docking expenses	8,970	57,444	23,519	13,361	12,191
Depreciation	102,852	124,280	142,293	34,637	36,233
Management fees	11,321	17,500	18,405	4,606	4,667
General and administrative expenses	33,972	34,819	31,881	6,033	7,297
Provision for doubtful debts	722	1,607	373	—	—
(Gain)/ Loss on forward freight agreements and bunker swaps, net	447	(4,411)	(16,156)	(27,586)	2,085
(Gain)/Loss on time-charter agreement termination	—	—	—	—	(1,102)
Impairment loss	17,784	3,411	—	—	—
Other operational loss	191	110	1,513	51	1,340
Other operational gain	—	(2,423)	(3,231)	(477)	(1,017)
(Gain) / Loss on sale of vessels	—	5,493	—	—	—

Total operating expenses	519,623	747,667	609,253	137,427	152,043

	Year ended December 31,			Three month ended March 31
	2018	2019	2020	2020	2021
Operating income / (loss)	131,938	73,698	83,988	23,435	48,424
Interest and finance costs	(73,715)	(87,617)	(69,555)	(20,553)	(14,440)
Interest and other income / (loss)	1,866	1,299	267	447	1,750
Gain/(loss) on interest rate swaps, net	707	—	—	—	—
Loss on debt extinguishment	(2,383)	(3,526)	(4,924)	(542)	—

Total other expenses, net	(73,525)	(89,844)	(74,212)	(20,648)	(12,690)
Income/ (Loss) before taxes and equity in income of investee	58,413	(16,146)	9,776	2,787	35,734
Income taxes	(61)	(109)	(152)	(43)	—
Income / (Loss) before equity in income of investee	58,352	(16,255)	9,624	2,744	35,734
Equity in income of investee	45	54	36	11	29
Net income / (loss)	58,397	(16,201)	9,660	2,755	35,763

Earnings / (loss) per share, basic and diluted	0.76	(0.17)	0.10	0.03	0.36
Weighted average number of shares outstanding, basic	77,061,227	93,735,549	96,128,173	95,797,142	98,712,581
Weighted average number of shares outstanding, diluted	77,326,111	93,735,549	96,281,389	95,916,479	99,019,944

CONSOLIDATED BALANCE SHEET AND OTHER FINANCIAL DATA

(In thousands of U.S. Dollars, except per share data)

	Year ended December 31,			Three months ended March 31,
	2018	2019	2020	2021
Cash and cash equivalents	204,921	117,819	183,211	189,127
Current Assets	298,836	266,042	307,411	340,941
Advances for vessels under construction and acquisition of vessels	59,900	—	—	11,012
Vessels and other fixed assets, net	2,656,108	2,965,527	2,877,119	3,036,813
Total assets	3,022,137	3,238,671	3,191,793	3,399,647
Current liabilities (including current portion of long-term bank loans and short term lease financing)	222,717	310,931	266,432	311,119
Total long-term bank loans including long term lease financing, excluding current portion, net of unamortized loan and lease issuance costs	1,226,744	1,330,420	1,321,116	1,383,750
8.00% 2019 Notes and 8.30% 2022 Notes, net of unamortized notes issuance costs	48,410	48,821	49,232	49,333
Common shares	926	961	971	1,019
Total Shareholders’ equity	1,520,045	1,544,040	1,549,527	1,653,310
Total liabilities and shareholders’ equity	3,022,137	3,238,671	3,191,793	3,399,647

	Year ended December 31,			Three months ended March 31,
	2018	2019	2020	2020	2021
OTHER FINANCIAL DATA
Dividends declared and paid ($0.05 per share in 2019 and 2020)	—	4,804	4,804	4,749	—
Net cash provided by/(used in) operating activities	169,009	88,525	170,552	32,097	79,176
Net cash provided by/(used in) investing activities	(325,327)	(279,837)	(66,334)	(31,944)	(60,287)
Net cash provided by/(used in) financing activities	96,695	103,697	(34,949)	4,887	(7,853)
FLEET DATA
Average number of vessels(1)	87.7	112.1	116.0	116.0	119.3
Total ownership days for fleet(2)	32,001	40,915	42,456	10,556	10,737
Total available days for fleet(3)	31,614	36,403	40,274	9,118	10,115
Charter-in days for fleet(4)	5,089	6,843	1,414	367	175
AVERAGE DAILY RESULTS
(In U.S. Dollars)
Time charter equivalent(5)	13,796	13,027	11,789	10,949	15,461
Vessel operating expenses(6)	4,027	3,912	4,205	4,047	4,410

(1)

Average number of vessels is the number of vessels that constituted our owned fleet for the relevant period, as measured by the sum of the number of days each operating vessel was a part of our owned fleet during the period divided by the number of calendar days in that period.

(2)	Ownership days are the total calendar days each vessel in the fleet was owned by us for the relevant period, including vessels subject to sale and leaseback transactions and finance leases.
(3)

Available days for the fleet are the Ownership days after subtracting off-hire days for major repairs, dry docking or special or intermediate surveys and scrubber/Ballast Water Treatment System (BWTS) installation. The available days for the first quarter of 2021 and the year ended December 31, 2020 were also decreased by off-hire days relating to disruptions in connection with crew changes as a result of COVID-19. Our method of computing Available Days may not necessarily be comparable to Available Days of other companies due to differences in methods of calculation.

(4)	Charter-in days are the total days that we charter-in vessels not owned by us.
(5)

Time charter equivalent (the “TCE”) rate represents the weighted average daily TCE rates of our operating fleet (including owned fleet and fleet under charter-in arrangements). TCE rate is a measure of the average daily net revenue performance of our vessels. Our method of calculating TCE rate is determined by dividing (a) TCE Revenues which consists of: voyage revenues (net of voyage expenses, charter-in hire expense, amortization of fair value of above/below-market acquired time charter agreements and provision for onerous contracts, if any, as well as adjusted for the impact of realized gain/(loss) on forward freight agreements (“FFAs”) and bunker swaps) by (b) Available days for the relevant time period. Available days do not include the Charter-in days as per the relevant definitions provided above. Voyage expenses primarily consist of port, canal and fuel costs that are unique to a particular voyage, which would otherwise be paid by the charterer under a time charter contract, as well as commissions. In the calculation of TCE Revenues, we also include the realized gain/(loss) on FFAs and bunker swaps as we believe that this method better reflects the chartering result of our fleet and is more comparable to the method used by our peers. TCE Revenues and TCE rate, which are non-GAAP measures, provide additional meaningful information in conjunction with voyage revenues, the most directly comparable GAAP measure, because they assist our management in making decisions regarding the deployment and use of our vessels and because we believe that they provide useful information to investors regarding our financial performance. TCE rate is a standard shipping industry performance measure used primarily to compare period-to-period changes in a shipping company’s performance despite changes in the mix of charter types (i.e., voyage charters, time charters, bareboat charters and pool arrangements) under which its vessels may be employed between the periods. Our method of computing TCE Revenues and TCE rate may not necessarily be comparable to those of other companies due to differences in methods of calculation.

The following table reflects the calculation and reconciliation of TCE rate and TCE revenues to voyage revenues as reflected in the consolidated statement of operations:

	Year ended December 31,			Three months ended March 31,
	2018	2019	2020	2020	2021
	(In thousands of U.S. Dollars, except for TCE rates)
Voyage revenues	$651,561	$821,365	$693,241	$160,862	$200,467
Less:
Voyage expenses	(121,596)	(222,962)	(200,058)	(55,310)	(40,052)
Charter-in hire expense	(92,896)	(126,813)	(32,055)	(8,774)	(2,943)
Realized gain/(loss) on FFAs/bunker swaps	892	4,657	14,861	3,545	(891)
Amortization of fair value of below/above market acquired time charter agreements, net	(1,820)	(2,013)	(1,184)	(487)	(187)

Time Charter equivalent revenues	436,141	474,234	474,805	99,836	156,394

Available days	31,614	36,403	40,274	9,118	10,115

Daily Time Charter Equivalent Rate (“TCE”)	13,796	13,027	11,789	10,949	15,461

(6)	Average daily operating expenses per vessel are calculated by dividing vessel operating expenses by Ownership days.

RISK FACTORS

An investment in the common shares involves risks. Before deciding whether to purchase common shares, you should consider the risks discussed in the accompanying prospectus, including the sections of the accompanying prospectus titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors,” and those set forth under the heading “Item 3. Key Information—D. Risk Factors” in the 2020 20-F, that we have incorporated by reference into this prospectus. While we believe that these risks are the most important for you to consider, you should read this section in conjunction with our financial statements, the notes to those financial statements and our management’s discussion and analysis of financial condition and results of operations included in our periodic reports and incorporated into this prospectus by reference. The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations. In such a case, you may lose all or part of your original investment.

Risks Related to this Offering and Ownership of our Common Shares

A significant number of additional shares are available for future sale. As a result, the trading price of common shares could be volatile and investors may experience significant dilution.

After this offering, the sale of our common shares in the public market, or the perception that such sales could occur, could harm the prevailing market price of our common shares. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

In connection with this offering Oaktree has agreed that it will not, subject to certain exceptions, during the period from the date of the underwriting agreement through the date that is 45 days subsequent to the date thereof, offer, sell, contract or otherwise dispose of, or file any registration statement under the Securities Act in respect of, securities convertible into or exercisable or exchangeable for our common shares, subject to certain exceptions, including, but not limited to, being permitted to pledge their common shares as collateral or security for foreign exchange swaps and custody agreements and to make transfers of pledged common shares as a result of foreclosure thereupon. The Company and its directors and officers will not be subject to a similar lock-up agreement.

As of June 16, 2021, we had granted 737,079 common shares to certain of our directors, officers and employees under our Equity Incentive Plans, which have not yet vested. We may file one or more registration statements on Form S-8 under the Securities Act to register the common shares subject to issuance under our Equity Incentive Plans. Any such Form S-8 registration statements will automatically become effective upon filing. Once these shares are registered, they can be sold in the public market upon issuance, subject to restrictions under the securities laws applicable to resales by affiliates.

The market price of our common shares could drop significantly if the holders of our shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our common shares or other securities. In the future, we may also issue our securities in connection with investments or acquisitions. The amount of our common shares issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding common shares. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to you. In addition, we may offer additional common shares in the future, whether or not in connection with investments or acquisitions, which may result in additional significant dilution.

The price of our common shares may be highly volatile.

The price of our common shares may fluctuate due to factors such as: actual or anticipated fluctuations in our quarterly and annual results and those of other public companies in our industry; mergers and strategic alliances in the dry bulk shipping industry; market conditions in the dry bulk shipping industry; changes in market valuations of companies in our industry; changes in government regulation; the failure of securities analysts to publish research about us, or shortfalls in our operating results from levels forecast by securities analysts; announcements concerning us or our competitors; and the general state of the securities markets. Hence, the market for our common shares may be unpredictable and volatile. Further, there may be no continuing active or liquid public market for our common shares. Consequently, you may not be able to sell the common shares at prices equal to or greater than those paid by you, or you may not be able to sell them at all. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business, financial condition, results of operations and growth prospects. There can be no guarantee that our stock price will remain at current prices.

The Internal Revenue Service could treat us as a “passive foreign investment company,” (or “PFIC”) which could have adverse U.S. federal income tax consequences to U.S. shareholders.

As further described under Item 10. Additional Information—E. Taxation - U.S. Federal Income Taxation of U.S. Holders in our 2020 20-F we believe that we currently are not a PFIC, and we do not expect to become a PFIC in the future. However, there is no direct legal authority under the PFIC rules addressing our characterization of income from our voyage and time chartering activities nor our characterization of contracts for newbuilding vessels. Moreover, the determination of PFIC status for any year can only be made on an annual basis after the end of such taxable year and will depend on the composition of our income, assets and operations from time to time. Because of the above described uncertainties, there can be no assurance that the Internal Revenue Service will not challenge the determination made by us concerning our PFIC status or that we will not be a PFIC for any taxable year. If we were classified as a PFIC for any taxable year during which a U.S. shareholder owns common shares (regardless of whether we continue to be a PFIC), the U.S. shareholder would be subject to special adverse rules, including taxation at maximum ordinary income rates plus an interest charge on both gains on sale and certain dividends, unless the U.S. shareholder makes an election to be taxed under an alternative regime. Certain elections may be available to U.S. shareholders if we were classified as a PFIC.

USE OF PROCEEDS

The selling shareholder is offering 2,382,775 of our common shares for sale hereunder. We will not receive any proceeds from the sale of our common shares by the selling shareholder in this offering.

CAPITALIZATION

The following table sets forth our capitalization table as of March 31, 2021, on:

•	an actual basis; and

•	an as adjusted basis to give effect to the following events that have occurred between April 1, 2021 and June 16, 2021:

•	scheduled loan and lease payments of $38.2 million;

•

the issuance of $7.9 million of equity in the form of 350,797 common shares as consideration for the Star Athena (ex- SBI Pegasus), the seventh and final vessel acquired pursuant to the agreement entered into on February 2, 2021 among us, Eneti Inc. and certain other parties, as described in Note 15 of Q1 2021 6-K, which is incorporated by reference herein, and the increase of our lease financing obligations by $12.2 million on the date of its delivery to us; and

•	total declared dividend amount of approximately $31.0 million or $0.30 per share as described under the section titled “Recent Developments” of this prospectus supplement.

Other than the adjustments described above, there have been no significant adjustments to our capitalization since March 31, 2021. This table should be read in conjunction with the unaudited interim condensed consolidated financial statements and the related notes for the three months ended March 31, 2021, included in Exhibit 99.1 to the Q1 2021 6-K, which is incorporated by reference herein, and the consolidated financial statements and related notes included in the 2020 20-F, which is incorporated by reference herein.

	As of March 31, 2021
	Actual	As Adjusted(2)
	(dollars in thousands except per share and share data)
Capitalization:
8.30% 2022 Notes (net of unamortized debt issuance costs of $667)	$49,333	$49,333
Other outstanding debt including lease financing (net of unamortized debt issuance costs of $19,007)	1,591,338	1,565,333

Total debt (including current portion)(1)	$1,640,671	$1,614,666

Preferred shares, $0.01 par value; 25,000,000 shares authorized, none issued, actual, on an as adjusted basis and as further adjusted basis	—	—
Common shares, $0.01 par value; 300,000,000 shares authorized 101,888,919 shares issued and outstanding on an actual basis, 102,239,716 shares issued and outstanding on an as adjusted basis	1,019	1,023
Additional paid-in capital	2,610,974	2,618,877
Other comprehensive income/(loss)	1,868	1,868
Accumulated deficit	(960,551)	(991,203)

Total shareholders’ equity	1,653,310	1,630,565

Total capitalization	$3,293,981	3,245,231

(1)	With the exception of the 2022 Notes, all of our debt is secured. Any debt to be assumed or obtained in connection with the acquisition of the two Kamsarmax Resale Vessels will also be secured.
(2)	The As Adjusted Additional paid-in capital and Accumulated deficit do not include the incentive plan charge from April 1, 2021 to June 16, 2021.

SELLING SHAREHOLDER

The following table sets forth information as of June 21, 2021, with respect to the ownership of common shares by OCM XL Holdings, L.P., the selling shareholder. The amounts and percentages of shares beneficially owned are reported on the basis of rules and regulations of the SEC governing the determination of beneficial ownership of securities. Under rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Percentage computations are based on 102,239,716 common shares outstanding as of the date of this prospectus supplement.

The following table also provides the maximum number of common shares that may be offered by the selling shareholder pursuant to this prospectus and the number of common shares that will be beneficially owned by the selling shareholder after such an offering, assuming the sale of all of the offered shares. The selling shareholder reserves the right to accept or reject, in whole or in part, any proposed sale of shares. The selling shareholder may also offer and sell less than the number of shares indicated. The selling shareholder is not making any representation that any shares covered by this prospectus will or will not be offered for sale. Information about the selling shareholder may change over time. The address for the beneficial owner is set forth in the footnotes to the table.

	Shares Beneficially Owned Before the Offering		Total Common Shares Offered Hereby	Shares Beneficially Owned After the Offering
	Number	Percent	Number	Number	Percent
OCM XL Holdings, L.P. (1)	17,349,601	16.97%	2,382,775	14,966,826	14.64%

(1)

In addition to our shares held by OCM XL Holdings, L.P. (“OCM XL”), (i) 5,371,367 of our shares are beneficially owned by Oaktree Opportunities Fund IX Delaware, L.P. (“Fund IX”), (ii) 5,633,033 of our shares are beneficially owned by Oaktree Dry Bulk Holdings LLC (“Dry Bulk Holdings”) and (iii) 2,996,277 of our shares held by Oaktree Opportunities Fund IX (Parallel 2), L.P. (“Parallel 2”). Each of the foregoing funds and entities (the “Oaktree Funds”) is affiliated with Oaktree Capital Group Holdings GP, LLC (“OCGH”). Prior to this offering, all Oaktree Funds collectively beneficially own 31,350,278, or 30.66%, of our common shares and after this offering will beneficially own 28,967,503, or 28.33%, of our common shares. The members of OCGH are Howard S. Marks, Bruce A. Karsh, Jay S. Wintrob, John B. Frank and Sheldon M. Stone. Each of the direct and indirect general partners, managing members, directors, unit holders, shareholders, and members of Fund IX, Parallel 2, Dry Bulk Holdings and OCM XL, may be deemed to share voting and dispositive power over the shares owned by such entities, but disclaims beneficial ownership in such shares except to the extent of any pecuniary interest therein. The address for these entities is c/o Oaktree Capital Management, L.P., 333 South Grand Avenue, 28th Floor, Los Angeles, California 90071. Oaktree Funds purchased common shares in the ordinary course of business and at the time of the purchase of the Company’s common shares, had no agreements or understandings, directly or indirectly, with any person to distribute the common shares. Oaktree sold 10,630,000 shares between January 1, 2021 and June 21, 2021, pursuant Rule 144 of the Securities Act.

Relationships with Selling Shareholder

The selling shareholder is an affiliate of Oaktree, which is our major shareholder. Oaktree is a party to the Oaktree Securityholders Agreement and the Registration Rights Agreement, each of which provides Oaktree with certain governance and investment rights in our Company. For more information on each of these agreements, please refer to the description of these agreements in “Item 7. Major Shareholders and Related Party Transactions-B. Related Party Transactions” of the 2020 20-F, which descriptions are incorporated herein by reference.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock includes a summary of certain provisions of our Fourth Amended and Restated Articles, or our “Articles of Incorporation,” and Third Amended and Restated Bylaws. The summary does not purport to be complete and is qualified in its entirety by reference to our Articles of Incorporation and Third Amended and Restated Bylaws and the applicable provisions of Marshall Islands law.

Authorized Share Capital

Under our Articles of Incorporation, our authorized capital stock consists of 300,000,000 common shares, par value $0.01 per share, and 25,000,000 preferred shares, par value $0.01 per share, none of which were issued as of the date of this prospectus supplement.

Common Shares

As of June 16, 2021, we had 102,239,716 common shares issued and outstanding out of 300,000,000 shares authorized to be issued. Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred shares, holders of common shares are entitled to receive ratably all dividends, if any, declared by our Board of Directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of our preferred shares having liquidation preferences, if any, the holders of our common shares will be entitled to receive pro rata our remaining assets available for distribution. Holders of our common shares do not have conversion, redemption or preemptive rights to subscribe to any of our securities. All outstanding common shares are fully paid and non-assessable. The rights, preferences and privileges of holders of our common shares are subject to the rights of the holders of any preferred shares which we may issue in the future.

Equity Incentive Plans

On February 27, 2018, May 22, 2019, May 25, 2020 and on June 7, 2021, our Board of Directors approved the 2018 Equity Incentive Plan (the “2018 Equity Incentive Plan”), the 2019 Equity Incentive Plan (the “2019 Equity Incentive Plan”), the 2020 Equity Incentive Plan (the “2020 Equity Incentive Plan”), and the 2021 Equity Incentive Plan (the “2021 Equity Incentive Plan”) (collectively, the “Equity Incentive Plans”), respectively, under which our officers, key employees, directors, and consultants are eligible to receive options to acquire common shares, share appreciation rights, restricted shares and other share-based or share-denominated awards. Under the Equity Incentive Plans we reserved a total of 700,000 common shares, 900,000 common shares, 1,100,000 common shares, and 515,000 common shares. The purpose of all the Equity Incentive Plans is to encourage ownership of shares by, and to assist us in attracting, retaining and providing incentives to, our officers, key employees, directors and consultants, whose contributions to us are or may be important to our success and to align the interests of such persons with our shareholders. The various types of incentive awards that may be issued under the Equity Incentive Plans, enable us to respond to changes in compensation practices, tax laws, accounting regulations and the size and diversity of our business. The Equity Incentive Plans are administered by our compensation committee, or such other committee of our Board of Directors as may be designated by the board. The Equity Incentive Plans permit issuance of restricted shares, grants of options to purchase common shares, share appreciation rights, restricted shares, restricted share units and unrestricted shares.

Under the terms of the Equity Incentive Plans, share options and share appreciation rights granted under the Equity Incentive Plans will have an exercise price per common share equal to the fair market value of a common share on the date of grant, unless otherwise determined by the administrator of the Equity Incentive Plans, but in no event will the exercise price be less than the fair market value of a common share on the date of grant. Options and share appreciation rights are exercisable at times and under conditions as determined by the administrator of the Equity Incentive Plans, but in no event will they be exercisable later than ten years from the date of grant.

The administrator of the Equity Incentive Plans may grant restricted common shares and awards of restricted share units subject to vesting and forfeiture provisions and other terms and conditions as determined by the administrator of the Equity Incentive Plans. Upon the vesting of a restricted share unit, the award recipient will be paid an amount equal to the number of restricted share units that then vest multiplied by the fair market value of a common share on the date of vesting, which payment may be paid in the form of cash or common shares or a combination of both, as determined by the administrator of the Equity Incentive Plans. The administrator of the Equity Incentive Plans may grant dividend equivalents with respect to grants of restricted share units.

Adjustments may be made to outstanding awards in the event of a corporate transaction or change in capitalization or other extraordinary event. In the event of a “change in control” (as defined in the Equity Incentive Plans), unless otherwise provided by the administrator of the Equity Incentive Plans in an award agreement, awards then outstanding shall become fully vested and exercisable in full.

The Board of Directors may amend or terminate the Equity Incentive Plans and may amend outstanding awards, provided that no such amendment or termination may be made that would materially impair any rights, or materially increase any obligations, of a grantee under an outstanding award. Shareholders’ approval of Equity Incentive Plans amendments may be required in certain definitive, pre-determined circumstances if required by applicable rules of a national securities exchange or the Commission. Unless terminated earlier by the Board of Directors, the Equity Incentive Plans will expire ten years from the date on which the Equity Incentive Plans were adopted by the Board of Directors.

The terms and conditions of the Equity Incentive Plans are substantially similar to those of the previous plans. As of June 16, 2021, there are 737,079 common shares unvested from the 2018, 2019, 2020 and 2021 Equity Incentive Plans.

During the years 2018, 2019 and 2020 and up to June 16, 2021, pursuant to the Equity Incentive Plans, we have granted to certain directors and officers the following securities:

•

On February 27, 2018, 396,500 restricted common shares were granted to certain of our directors and officers, of which 253,500 restricted common shares vested on August 27, 2018, 71,500 restricted common shares vested on February 27, 2019 and the remaining 71,500 restricted common shares vested on February 27, 2021.

•

On May 22, 2019, 567,157 restricted common shares were granted to certain of our directors and officers of which 367,620 restricted common shares vested in August 2019, 99,769 restricted common shares vested in August 2020 and the remaining 99,769 restricted common shares will vest in August 2022.

•

On May 25, 2020, 714,540 restricted common shares were granted to certain of our directors and officers of which 469,920 restricted common shares vested in August 2020, 122,310 restricted common shares vested in May 2021 and the remaining 122,310 restricted common shares vest in May 2023.

•

On June 7, 2021, 226,500 restricted common shares were granted to certain of our directors and officers of which 113,250 restricted common shares vest in September 2021, 56,625 restricted common shares vest in June 2022 and the remaining 56,625 restricted common shares vest in June 2024.

On January 7, 2019, our Board of Directors and Compensation Committee established an incentive program for key employees, pursuant to which an aggregate of four million (4,000,000) restricted share units (each, a “RSU”), comprising of 10 tranches of 400,000 RSU each, would be issued. Each RSU represents, upon vesting, a right for the relevant beneficiary to receive one common share of Star Bulk. The RSUs were subject to the satisfaction of certain performance conditions, which would apply if our fleet performs better than relevant dry bulk charter rate indices as reported by the Baltic Exchange (the “Indices”) during 2020 and 2021. On June 7, 2021, our Board of Directors amended the previously announced incentive program which provided for the issuance of RSUs to key employees when certain performance conditions were met related to our fleet outperforming relevant dry bulk charter rate indices as reported by the Baltic Exchange (the “Indices”) during 2020 and 2021.The test metrics for the calculation of the underlying shares of the RSUs that would have been issued, the tranches and the vesting variables are now eliminated .Instead, the incentive program provides the issuance of shares and links this management performance incentive scheme with the savings from the price differential between High Sulfur Fuel Oil / Low Sulfur Fuel Oil gained on the Scrubber fitted vessels of our fleet and will be calculated on an annual basis (“Bunker benefit”).

As of the date of this prospectus supplement, 101,074 common shares are available under the Equity Incentive Plans.

Share Repurchase Program

On November 29, 2018, our Board of Directors authorized a share repurchase program, or the Share Repurchase Program, to purchase up to an aggregate of $50.0 million of our common shares. The timing and amount of any repurchases will be in the sole discretion of our management team, and will depend on legal requirements, market conditions, share price, alternative uses of capital and other factors. Repurchases of common shares may take place in privately negotiated transactions, in open market transactions pursuant to Rule 10b-18 of the Exchange Act and/or pursuant to a trading plan adopted in accordance with Rule 10b5-1 of the Exchange Act. The actual amount and timing of share repurchases are subject to capital availability, our determination that share repurchases are in the best interest of our shareholders, and market conditions. We are not obligated under the terms of the Share Repurchase Program to repurchase any of our common shares. The Share Repurchase Program has no expiration date and may be suspended or terminated by us at any time without prior notice. We will cancel common shares repurchases as part of this program. For additional information regarding the Share Repurchase Program please refer to our 2020 20-F. No additional shares were repurchased up to the date of this prospectus supplement.

Preferred Stock

Under the terms of our Articles of Incorporation, our Board of Directors has the authority, without any further vote or action by our shareholders, to issue up to 25,000,000 preferred shares. Our Board of Directors is authorized to provide for the issuance of preferred shares in one or more series with designations as may be stated in the resolution or resolutions providing for the issue of such shares of preferred stock. At the time that any series of our preferred shares are authorized, our Board of Directors will fix the dividend rights, any conversion rights, any voting rights, redemption provisions, liquidation preferences and any other rights, preferences, privileges and restrictions of that series, as well as the number of shares constituting that series and their designation. Our Board of Directors could, without shareholder approval, cause us to issue preferred shares which have voting, conversion and other rights that could adversely affect the holders of our common shares or make it more difficult to effect a change in control. Our preferred shares could be used to dilute the share ownership of persons seeking to obtain control of us and thereby hinder a possible takeover attempt which, if our stockholders were offered a premium over the market value of their shares, might be viewed as being beneficial to our stockholders. In addition, our preferred shares could be issued with voting, conversion and other rights and preferences which would adversely affect the voting power and other rights of holders of our common shares. Our Board of Directors may issue preferred shares on terms calculated to discourage, delay or prevent a change of control in us or the removal of our management.

Directors

Our directors are elected by a majority of the votes cast by shareholders entitled to vote in an election. Our Articles of Incorporation provide that cumulative voting shall not be used to elect directors. Our Board of Directors must consist of at least three members. The exact number of directors is fixed by a vote of at least 66 2/3% of the entire Board of Directors. Our Articles of Incorporation provide for a staggered Board of Directors whereby directors shall be divided into three classes: Class A, Class B and Class C, which shall be as nearly equal in number as possible. Shareholders, acting as at a duly constituted meeting, or by unanimous written consent of all shareholders, initially designated directors as Class A, Class B or Class C with only one class of directors being elected in each year and following the initial term for each such class, each class will serve a three-year term. The terms of our Board of Directors are as follows: (i) the term of our Class A directors expires in 2023; (ii) the term of our Class B directors expires in 2024; and (iii) the term of our Class C directors expires in 2022. Each director serves his or her respective term of office until his or her successor has been elected and qualified, except in the event of his or her death, resignation, removal or the earlier termination of his or her term of office. Our Board of Directors has the authority to fix the amounts which shall be payable to the members of the Board of Directors for attendance at any meeting or for services rendered to us.

Interested Transactions

Our Third Amended and Restated Bylaws, or “Bylaws,” provide that no contract or transaction between us and one or more of its directors or officers, or between us and any other corporation, partnership, association or other organization in which one or more of our directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of our Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his or her or their votes are counted for such purpose, if: (i) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to our Board of Directors or the committee and our Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, or, if the votes of the disinterested directors are insufficient to constitute an act of our Board of Directors as defined in Section 55 of the Business Corporation Act, or the MIBCA, by unanimous vote of the disinterested directors; or (ii) the material facts as to his relationship or interest and as to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or (iii) the contract or transaction is fair as to us as of the time it is authorized, approved or ratified, by our Board of Directors, a committee thereof or the shareholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of our Board of Directors or of a committee which authorizes the contract or transaction.

Shareholder Meetings

Under our Bylaws, annual shareholder meetings will be held at a time and place selected by our Board of Directors. The meetings may be held in or outside of the Marshall Islands. Special meetings may be called at any time by the Board of Directors, or by the Chairman of the Board of Directors or by the President. No other person is permitted to call a special meeting and no business may be conducted at the special meeting other than business brought before the meeting by the Board of Directors, the Chairman of the Board of Directors or the President. Under the MIBCA, our Board of Directors may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting.

Dissenters’ Rights of Appraisal and Payment

Under the MIBCA, our shareholders have the right to dissent from various corporate actions, including any merger or consolidation, sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. However, the right of a dissenting shareholder to receive payment of the appraised fair value of his shares is not available under the MIBCA for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders. In the event of any further amendment of our Articles of Incorporation, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the MIBCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the MIBCA procedures involve, among other things, the institution of proceedings in the High Court of the Republic of the Marshall Islands or in any appropriate court in any jurisdiction in which our shares are primarily traded on a local or national securities exchange.

Shareholders’ Derivative Actions

Under the MIBCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common shares both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Limitations on Liability and Indemnification of Officers and Directors

The MIBCA authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties. Our Articles of Incorporation and Bylaws include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.

Our Bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly authorized to advance certain expenses (including attorneys’ fees and disbursements and court costs) to our directors and officers and carry directors’ and officers’ insurance policies providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our Articles of Incorporation and Bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Anti-Takeover Effect of Certain Provisions of our Articles of Incorporation and Bylaws

Several provisions of our Articles of Incorporation and our Bylaws may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our Board of Directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our Company by means of a tender offer, a proxy contest or otherwise, that a shareholder may consider in its best interest, and (2) the removal of incumbent officers and directors.

Classified Board of Directors

Our Articles of Incorporation provide for a Board of Directors serving staggered, three-year terms. Approximately one-third of our Board of Directors will be elected each year. The classified provision for the Board of Directors could discourage a third party from making a tender offer for our shares or attempting to obtain control of our Company. It could also delay shareholders who do not agree with the policies of the Board of Directors from removing a majority of the Board of Directors for two years.

Blank Check Preferred Stock

Under the terms of our Articles of Incorporation, our Board of Directors has authority, without any further vote or action by our shareholders, to issue up to 25,000,000 shares of blank check preferred stock. Our Board of Directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our Company or the removal of our management.

Business Combinations

Although the MIBCA does not contain specific provisions regarding “business combinations” between corporations organized under the laws of the Republic of Marshall Islands and “interested shareholders,” we have included these provisions in our Articles of Incorporation. Our Articles of Incorporation contain provisions which prohibit us from engaging in a business combination with an interested shareholder for a period of three years after the date of the transaction in which the person became an interested shareholder, unless:

•

prior to the date of the transaction that resulted in the shareholder becoming an interested shareholder, our Board of Directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

•

upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer;

•

at or subsequent to the date of the transaction that resulted in the shareholder becoming an interested shareholder, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 70% of the outstanding voting stock that is not owned by the interested shareholder; or

•	the shareholder became an interested shareholder prior to the consummation of the initial public offering of our common shares under the Securities Act.

For purposes of these provisions, a “business combination” includes mergers, consolidations, exchanges, asset sales, leases and other transactions resulting in a financial benefit to the interested shareholder and an “interested shareholder” is any person or entity that beneficially owns 20% or more of the shares of our outstanding voting stock and any person or entity affiliated with or controlling or controlled by that person or entity.

Election and Removal of Directors

Our Articles of Incorporation prohibit cumulative voting in the election of directors. Our Articles of Incorporation also require shareholders to give advance written notice of nominations for the election of directors. Our Articles of Incorporation further provide that our directors may be removed only for cause and only upon affirmative vote of the holders of at least 70% of our outstanding voting shares. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Limited Actions by Shareholders

Our Bylaws provide that if a quorum is present, and except as otherwise expressly provided by law, the affirmative vote of a majority of the common shares represented at the meeting shall be the act of the shareholders. Shareholders may act by way of written consent in accordance with the provisions of Section 67 of the MIBCA.

Supermajority Provisions

The MIBCA generally provides that the affirmative vote of a majority of the outstanding shares entitled to vote at a meeting of shareholders is required to amend a corporation’s articles of incorporation, unless the articles of incorporation requires a greater percentage. Our Articles of Incorporation provide that the following provisions in the Articles of Incorporation may be amended only by an affirmative vote of 70% or more of the outstanding shares of our capital stock entitled to vote generally in the election of directors:

•	the Board of Directors shall be divided into three classes;

•	directors may only be removed for cause and by an affirmative vote of the holders of 70% or more of the outstanding shares of our capital stock entitled to vote generally in the election of directors;

•	the directors are authorized to make, alter, amend, change or repeal our bylaws by vote not less than 66 2/3% of the entire Board of Directors;

•

the shareholders are authorized to alter, amend or repeal our bylaws by an affirmative vote of 70% or more of the outstanding shares of our capital stock entitled to vote generally in the election of directors;

•	we may not engage in any business combination with any interested shareholder for a period of three years following the transaction in which the person became an interested shareholder; and

•

we shall indemnify directors and officers to the full extent permitted by law, and we shall advance certain expenses (including attorneys’ fees and disbursements and court costs) to the directors and officers. For purposes of these provisions, an “interested shareholder” is generally any person or entity that owns 20% or more of the shares of our outstanding voting stock or any person or entity affiliated with or controlling or controlled by that person or entity.

Advance Notice Requirements for Shareholders Proposals and Director Nominations

Our Articles of Incorporation provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder’s notice must be received at our principal executive offices not less than 120 days nor more than 180 days prior to the one-year anniversary of the preceding year’s annual meeting of shareholders. Our Articles of Incorporation also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede shareholders’ ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

TAXATION

For a discussion of the material United States federal income tax and non-United States tax considerations applicable to us and to holders of our common shares who or that acquired such shares pursuant to this prospectus supplement and the accompanying base prospectus, please see “Item 10. Additional Information—E. Taxation” of our 2020 20-F, which is incorporated by reference.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of our common shares by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such a Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in our common shares of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

Whether or not our underlying assets were deemed to include “plan assets,” as described below, the acquisition and/or holding of our common shares by an ERISA Plan with respect to which we or the placement agents are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the “DOL”) has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of our common shares. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) has or exercises any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan receives no less, nor pays no more, than adequate consideration in connection with the transaction. Furthermore, newly issued class exemptions, such as PTCE 2020-02, may provide relief for certain transactions involving certain investment advisers who are fiduciaries. Each of the above-noted exemptions contains conditions and limitations on its application. Fiduciaries of ERISA Plans considering acquiring or holding our common shares in reliance on these or any other exemption should carefully review the exemption to ensure it is applicable. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, our common shares should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.

Plan Asset Issues

ERISA and the regulations (the “Plan Asset Regulations”) promulgated under ERISA by the DOL generally provide that when an ERISA Plan acquires an equity interest in an entity that is neither a “publicly-offered security” nor a security issued by an investment company registered under the Investment Company Act, the ERISA Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity unless it is established either that less than 25% of the total value of each class of equity interest in the entity is held by “benefit plan investors” as defined in Section 3(42) of ERISA or that the entity is an “operating company,” as defined in the Plan Asset Regulations.

For purposes of the Plan Asset Regulations, a “publicly offered security” is a security that is (a) “freely transferable”, (b) part of a class of securities that is “widely held,” and (c) (i) sold to the Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the class of securities to which such security is a part is registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the offering of such securities to the public has occurred, or (ii) is part of a class of securities that is registered under Section 12 of the Exchange Act. The Issuer intends to effect such a registration under the Securities Act and the Exchange Act. The Plan Asset Regulations provide that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial offering thereof as a result of events beyond the control of the issuer. It is anticipated that our common shares will be “widely held” within the meaning of the Plan Asset Regulations, although no assurance can be given in this regard. The Plan Asset Regulations provide that whether a security is “freely transferable” is a factual question to be determined on the basis of all the relevant facts and circumstances. It is anticipated that our common shares will be “freely transferable” within the meaning of the Plan Asset Regulations, although no assurance can be given in this regard.

Plan Asset Consequences

If our assets were deemed to be “plan assets” under ERISA, this would result, among other things, in (i) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by the Issuer, and (ii) the possibility that certain transactions in which we might seek to engage could constitute “prohibited transactions” under ERISA and the Code.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing our common shares on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of our common shares.

Representation

Accordingly, by acceptance of our common shares, each purchaser and subsequent transferee of our common shares will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold our common shares constitutes assets of any Plan or (ii) the purchase and holding of our common shares by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

In addition, without limiting the foregoing, each purchaser and transferee of our common shares that is, or is acting on behalf of, or is acquiring our common shares (or interest therein) with assets of, an ERISA Plan, will be deemed to have represented and warranted at all times, that none of the selling shareholder, the underwriter, and any of their respective affiliates has acted as the ERISA Plan’s fiduciary (within the meaning of ERISA or the Code), or has been relied upon for any advice, with respect to the purchaser or transferee’s decision to acquire, hold, sell, exchange, vote or provide any consent with respect to common shares and none of the selling shareholder, placement agents, the underwriter, and any of their respective affiliates shall at any time be relied upon as the ERISA Plan’s fiduciary with respect to any decision to acquire, continue to hold, sell, exchange, vote or provide any consent with respect to our common shares.

UNDERWRITING

We, the selling shareholder and the underwriter named below have entered into an underwriting agreement with respect to the common shares being offered. Subject to the terms and conditions contained in the underwriting agreement, the underwriter has agreed to purchase the number of common shares indicated in the following table:

Underwriter	Number of common shares
Morgan Stanley & Co. LLC	2,382,775

The underwriter is offering the common shares subject to its acceptance of the shares from the selling shareholder and subject to prior sale. The underwriting agreement provides that the obligations of the underwriter to pay for and accept delivery of the common shares offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriter is committed to take and pay for all the common shares being offered, if any are taken.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriter by the selling shareholder.

Per common share	$—
total	$—

The underwriter is offering the common shares subject to its acceptance of the shares from the selling shareholder and subject to prior sale. The underwriting agreement provides that the obligations of the underwriter to pay for and accept deliver of the common shares offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriter is committed to take and pay for all the common shares being offered, if any are taken.

Subject to certain conditions, the underwriter has agreed to purchase the common shares offered hereby at a price of $         per share, which will result in approximately $         of total proceeds to the selling shareholder. The underwriter initially proposes to offer part of the common shares directly to the public at the offering price listed on the cover page of this prospectus supplement and may offer common shares to certain dealers at the price less a concession not in excess of $         per share. After the public offering of the common shares, the offering price and other selling terms may from time to time be varied by the underwriter.

The estimated offering expenses payable by us, exclusive of the underwriting discounts, are approximately $175,000.

Our common shares are listed on Nasdaq under the trading symbol “SBLK.”

A prospectus in electronic format may be made available on the web sites maintained by the underwriter, or selling group members, if any, participating in the offering. The underwriter may agree to allocate a number of common shares to selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriter to selling group members that may make Internet distributions on the same basis as other allocations.

The selling shareholder and Oaktree have agreed that, without the prior written consent of the underwriter, they will not, subject to certain exceptions, during the period from the date of the underwriting agreement through the date that is 45 days subsequent to the date thereof, offer, sell, contract or otherwise dispose of, or file any registration statement under the Securities Act in respect of, securities convertible into or exercisable or exchangeable for our common shares. The Company and its directors and officers will not be subject to a similar lock-up agreement.

We and the selling shareholder have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act.

In connection with the offering, the underwriter may engage in stabilizing transactions, overallotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase our common shares so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriter of our common shares in excess of common shares the underwriter are obligated to purchase, which creates a syndicate short position.

•

Syndicate covering transactions involve purchases of our common shares in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of our common shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when common shares originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, overallotment transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of our common shares. As a result the price of our common shares may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

Other than in the United States, no action has been taken by us, the selling shareholder or the underwriter that would permit a public offering of the common shares offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The common shares offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such common shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any common shares offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

The underwriter and its affiliates have provided in the past to the selling shareholder, us and certain of our and the selling shareholder’s affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for the selling shareholder, us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, the underwriter and its affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or common shares or loans, and may do so in the future.

If you purchase our common shares offered by this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Selling restrictions

European Economic Area

This prospectus is not a prospectus for the purposes of the Prospectus Regulation (as defined below). This prospectus has been prepared on the basis that any offer of common shares in any Member State (as defined below) of the European Economic Area will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of common shares. Accordingly any person making or intending to make an offer in that Member State of common shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation in relation to such offer. Neither the Company nor the underwriter have authorized, nor do they authorize, the making of any offer of common shares in circumstances in which an obligation arises for the Company or the underwriter to publish a prospectus for such offer. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

In relation to each Member State of the European Economic Area (each, a “Member State”), no offer of common shares which are subject of the offering contemplated by this prospectus may be made to the public in that Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

B.	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the underwriter for any such offer; or

C.	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of common shares referred to in (a) to (c) above shall result in a requirement for us or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer of common shares to the public” in relation to any common shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common shares to be offered so as to enable an investor to decide to purchase or subscribe for the common shares.

United Kingdom

The communication of this prospectus and any other document or materials relating to the issue of the common shares offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the common shares offered hereby are only available to, and any investment or investment activity to which this prospectus relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus or any of its contents.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the common shares may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to the Company.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the common shares in, from or otherwise involving the United Kingdom.

In the United Kingdom, this prospectus is not a prospectus for the purposes of the UK Prospectus Regulation (as defined below). This prospectus has been prepared on the basis that any offer of common shares in the United Kingdom will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of common shares. Accordingly any person making or intending to make an offer in the UK of common shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or the underwriter to publish a prospectus pursuant to Section 85 of the FSMA in relation to such offer. Neither the Company nor the underwriter have authorized, nor do they authorize, the making of any offer of common shares in circumstances in which an obligation arises for the Company or the underwriter to publish a prospectus for such offer. The expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018, as amended by the European Union (Withdrawal Agreement) Act 2020.

In relation to the United Kingdom, no offer of common shares which are the subject of the offering contemplated by this prospectus may be made to the public in the United Kingdom other than:

A.	to any legal entity which is a qualified investor as defined in Article 2 of the UK Prospectus Regulation;

B.

to fewer than 150 natural or legal persons (other than qualified investors as defined in Article 2 of the UK Prospectus Regulation) in the United Kingdom, subject to obtaining the prior consent of the underwriter for any such offer; or

C.	in any other circumstances falling within section 86 of the FSMA,

provided that no such offer of common shares referred to in (a) to (c) above shall result in a requirement for us or the underwriter to publish a prospectus pursuant to section 85 of the FSMA.

For the purposes of this provision, the expression an “offer of common shares to the public” in relation to any common shares means the communication in any form and by any means of sufficient information on the terms of the offer and the common shares to be offered so as to enable an investor to decide to purchase or subscribe for the common shares.

Canada

The common shares may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the common shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Switzerland

This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the common shares. The common shares may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the common shares to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the common shares constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the common shares may be publicly distributed or otherwise made publicly available in Switzerland.

Hong Kong

The common shares may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an offer to the public within the meaning of that ordinance, and no advertisement, invitation or document relating to the common shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to common shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Japan

The common shares have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA on the ground that the solicitation for subscription of the common shares falls within the definition of “solicitation to qualified institutional investors” as defined un Article 2, paragraph 3, item 2 (I) of the FIEA. Such solicitation shall be subject to the condition that qualified institutional investors (as defined under the FIEA, “QIIs”) who desire to acquire the shares shall be made aware that they shall not transfer the common shares to anyone other than other QIIs. Accordingly, the common shares may not be offered or sold, directly or indirectly, in Japan or to or for the account or benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the account or benefit of any resident of Japan, except private placement above pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common shares may not be circulated or distributed, nor may the common shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”) (an “Institutional Investor”) under Section 274 of the SFA, (ii) to a relevant person as defined in Section 275(2) of the SFA (a “Relevant Person”) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3of the

Securities and Futures (Classes of Investors) Regulation 2018 or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the common shares are subscribed or purchased under Section 275 of the SFA by a Relevant Person which is a corporation (which is not an accredited investor as defined in Section 4A of the SFA (“Accredited Investor”) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an Accredited Investor, the securities or securities-based derivatives (each as defined in Section 2 (1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the common shares under Section 275 of the SFA except: (1) to an Institutional Investor under Section 274 of the SFA or to a Relevant Person, (2) where such transfer arises from an offer in that corporation’s securities or securities-based derivatives pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Shares and Securities-Based Derivates Contracts) Regulations 2018 of Singapore (“Regulation 37A”).

Where the common shares are subscribed or purchased under Section 275 of the SFA by a Relevant Person which is a trust (where the trustee is not an Accredited Investor) whose sole purpose is to hold investments and each beneficiary of the trust is an Accredited Investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the common shares under Section 275 of the SFA except: (1) to an Institutional Investor under Section 274 of the SFA or to a Relevant Person, (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or securities-based derivatives contracts or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 37A.

Solely for the purposes of its obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, the issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the common shares are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and “Excluded Investment Products” (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

We are organized under the laws of the Marshall Islands as a corporation. The Marshall Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent. Most of our directors and officers and those of our subsidiaries are residents of countries other than the United States. Substantially all of our and our subsidiaries’ assets and a substantial portion of the assets of our directors and officers are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our directors or officers, or our subsidiaries or to realize against us for their judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. However, we have expressly submitted to the jurisdiction of the U.S. federal and New York state courts sitting in the City of New York for the purpose of any suit, action or proceeding arising under the securities laws of the United States or any state in the United States. We have appointed the Trust Company of the Marshall Islands, Inc., Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH96960 as our registered agent, and it can accept service of process on our behalf in any such action.

In addition, there is uncertainty as to whether the courts of the Marshall Islands would (1) recognize or enforce against us or our directors or officers in judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws; or (2) impose liabilities against us or our directors and officers in original actions brought in the Marshall Islands, based on these laws.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the shares being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

FINRA expenses	$—
Legal fees and expenses	100,000
Accounting fees and expenses	45,000
Printing and typesetting expenses.	20,000
Miscellaneous	10,000
Total	$175,000

LEGAL MATTERS

Certain legal matters in connection with this offering, including as to Marshall Islands law and the validity of the common shares, will be passed upon for us by Seward & Kissel LLP, New York, New York. The underwriter is being represented by Sidley Austin LLP, New York, New York.

PROSPECTUS

$950,000,000

Common Shares, Preferred Shares, Debt Securities,

Warrants, Rights and Units

and

48,089,118 Common Shares

offered by the Selling Shareholders

Through this prospectus, we may periodically offer:

(1)	common shares;

(2)	preferred shares;

(3)	our debt securities, which may be guaranteed by one or more of our subsidiaries;

(4)	our warrants;

(5)	rights; and

(6)	our units.

We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.

The aggregate offering price of all securities issued and sold by us under this prospectus may not exceed $950,000,000. The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

In addition, the selling shareholders named in this prospectus, or the Selling Shareholders, may sell in one or more offerings pursuant to this registration statement up to 48,089,118 of our common shares. The Selling Shareholders may sell any or all of these common shares on any stock exchange, market or trading facility on which the shares are traded or in privately negotiated transactions at fixed prices that may be changed, at market prices prevailing at the time of sale or at negotiated prices. Information about the Selling Shareholders and the times and manners in which they may offer and sell our common shares is described under the sections entitled “Selling Shareholders” and “Plan of Distribution” in this prospectus. We will not receive any of the proceeds from the sale of our common shares by the Selling Shareholders.

Our common shares are listed on the Nasdaq Global Select Market and the Oslo Børs under the symbol “SBLK”. Our 8.30% Senior Notes due 2022 are listed on the Nasdaq Global Select Market under the symbol “SBLKZ.”

An investment in these securities involves risks. See the section entitled “Risk Factors” beginning on page 6 of this prospectus, and other risk factors contained in any applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2019

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ABOUT THIS PROSPECTUS

As permitted under the rules of the Securities and Exchange Commission, or the “Commission,” this prospectus incorporates important business information about us that is contained in documents that we have previously filed with the Commission but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the Commission at www.sec.gov, as well as other sources. You may also obtain copies of the incorporated documents, without charge, upon written or oral request to Star Bulk Carriers Corp., c/o Star Bulk Management Inc., 40 Agiou Konstantinou Str., Maroussi, 15124, Athens, Greece. See “Where You Can Find Additional Information.”

You should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor the Selling Shareholders have authorized any person to provide information other than that provided in this prospectus and the documents incorporated by reference. Neither we nor the Selling Shareholders are making an offer to sell common shares in any state or other jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus regardless of its time of delivery, and you should not consider any information in this prospectus or in the documents incorporated by reference herein to be investment, legal or tax advice. We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in our securities.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “Star Bulk,” the “Company,” “we,” “us,” “our,” or similar references, mean Star Bulk Carriers Corp. and, where applicable, its consolidated subsidiaries, and the “Selling Shareholders” refers to those of our shareholders described in “Selling Shareholders.” In addition, we use the term deadweight, or “dwt,” in describing the size of vessels. Dwt expressed in metric tons, each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry. To the extent a Selling Shareholder distributes our common shares to its equity holders, we will add the recipients of those common shares as selling shareholders via a prospectus supplement or post-effective amendment. Any references to such “Selling Shareholder” shall be deemed to be references to each such additional selling shareholder.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a Marshall Islands company, and our principal executive office is located outside of the United States, in Greece. Most of our directors, officers and the experts named in this registration statement reside outside the United States. In addition, a substantial portion of our assets and the assets of certain of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference include “forward-looking statements,” as defined by U.S. federal securities laws, with respect to our financial condition, results of operations and business and our expectations or beliefs concerning future events. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “projects,” “likely,” “would,” “could,” and similar expressions or phrases may identify forward-looking statements.

All forward-looking statements involve risks and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results.

In addition, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include:

•	general dry bulk shipping market conditions, including fluctuations in charter rates and vessel values;

•	the strength of world economies;

•	the stability of Europe and the Euro;

•	fluctuations in interest rates and foreign exchange rates;

•	changes in demand in the dry bulk shipping industry, including the market for our vessels;

•	changes in our operating expenses, including bunker prices, dry docking and insurance costs;

•	changes in governmental rules and regulations or actions taken by regulatory authorities;

•	potential liability from pending or future litigation;

•	general domestic and international political conditions;

•	potential disruption of shipping routes due to accidents or political events;

•	the availability of financing and refinancing;

•	our ability to meet requirements for additional capital and financing to grow our business;

•	the impact of our indebtedness and the restrictions in our debt agreements;

•	vessel breakdowns and instances of off-hire;

•	risks associated with vessel construction;

•	potential exposure or loss from investment in derivative instruments;

•	potential conflicts of interest involving our Chief Executive Officer, his family and other members of our senior management;

•	our ability to complete acquisition transactions as planned; and

•	other important factors described under the heading “Risk Factors.”

We have based these statements on assumptions and analyses formed by applying our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances. All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation, and specifically decline any obligation, except as required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

See the sections entitled “Risk Factors” of this prospectus and in the 2018 20-F, as defined below, which is incorporated herein by reference, for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. These factors and the other risk factors described in this prospectus are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports with the Commission. You may read and copy any document that we file and obtain copies at prescribed rates from the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Our filings are also available on our website at http://www.starbulk.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any applicable prospectus supplement are part of a registration statement that we filed with the Commission and do not contain all of the information in the registration statement. The full registration statement may be obtained from the Commission or us, as indicated below. Documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any applicable prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the Commission’s Public Reference Room in Washington, D.C., as well as through the Commission’s website.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and certain information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

The following documents, filed with or furnished to the SEC, are specifically incorporated by reference and form an integral part of this prospectus:

•

Annual Report on Form 20-F (the “2018 20-F”) for the year ended December 31, 2018, filed with the Commission on March 21, 2019, containing our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed;

We are also incorporating by reference all subsequent Annual Reports on Form 20-F that we file with the Commission and certain reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the applicable prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. Neither we, the Selling Shareholders nor any underwriters have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, the Selling Shareholders are not and any underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any applicable prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

Star Bulk Carriers Corp.

c/o Star Bulk Management Inc.

40 Agiou Konstantinou Str.

Maroussi 15124, Athens, Greece

011-30-210-617-8400 (telephone number)

Information provided by the Company

We will furnish holders of our common shares with Annual Reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. generally accepted accounting principles. As a “foreign private issuer,” we are exempt from the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the Nasdaq Global Select Market, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

PROSPECTUS SUMMARY

This summary highlights information contained or incorporated by reference in this prospectus and is qualified in its entirety by the more detailed information and financial statements included or incorporated by reference elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. As an investor or prospective investor, you should carefully review the entire prospectus, and the documents incorporated by reference herein, including the section of this prospectus entitled “Risk Factors” and the more detailed information that appears later in this prospectus before making an investment in our common shares. On April 2, 2019, we and E.R. mutually waived our respective Call and Put Options relating to the four Step 2 Vessels (each capitalized term as defined in the 2018 20-F).

CORPORATE AND OTHER INFORMATION

We are a Marshall Islands corporation with principal executive offices at 40 Agiou Konstantinou Street, 15124, Athens Greece. Our telephone number at that address is 011-30-210-617-8400. We maintain a website on the Internet at http://www.starbulk.com. The information on our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus. We were incorporated in the Marshall Islands on December 13, 2006, as a wholly-owned subsidiary of Star Maritime Acquisition Corp., or “Star Maritime,” which was a special purpose acquisition corporation. We merged with Star Maritime on November 30, 2007 and commenced operations on December 3, 2007, which was the date we took delivery of our first vessel.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the discussion of risks under the heading “Item 3. Key Information—D. Risk Factors” in the 2018 20-F and the other documents that are incorporated by reference in this prospectus. Please see the section of this prospectus entitled “Incorporation by Reference of Certain Documents.” In addition, you should also consider carefully the risks set forth under the heading “Risk Factors” in any prospectus supplement before investing in the securities offered by this prospectus. The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations.

Any of the referenced risks could materially and adversely affect our business, financial condition, results of operations or cash flows. In such a case, you may lose all or part of your original investment.

USE OF PROCEEDS

Unless we specify otherwise in any prospectus supplement, we may use the net proceeds from the sale of securities offered by this prospectus for capital expenditures, repayment of indebtedness, working capital, repurchases of our securities as permitted under our debt agreements, to make vessel or other acquisitions or for general corporate purposes or any combination thereof. We will not receive any proceeds from sales of common shares by the Selling Shareholders.

CAPITALIZATION

The following table sets forth our capitalization table as of December 31, 2018, on

•	an actual basis;

•	an as adjusted basis to give effect to the following events that have occurred between January 1, 2019 and February 28, 2019:

•	scheduled loan and lease payments of $27.2 million;

•

the repayment in full of (i) an aggregate of $71.9 million outstanding under the lease agreements of the Star Laetitia and the Star Sienna and (ii) $35.9 million outstanding under the lease agreement of the Star Ariadne;

•	the drawdown of $101.4 million in aggregate, under two new credit facilities used to refinance the above mentioned lease agreements;

•	the incurrence of $4.4 million lease obligation in connection with the pre-delivery financing of one of the OCC Vessels (as defined in the 2018 20-F);

•	the issuance of $10.06 million of equity in the form of 999,336 common shares as part of the consideration for the Star Marianne and the Star Janni; and

•

the repurchase of 195,605 of our common shares in open market transactions as part of our repurchase program for an aggregate consideration of $1.6 million, which common shares, along with 341,363 common shares that were repurchased during the fourth quarter of 2018, were cancelled in January and February 2019; and

•	an as further adjusted basis to give effect to the expected incurrence of $91.4 million of debt in connection with the delivery of the OCC Vessels (as defined in the 2018 20-F).

	As of December 31, 2018
	Actual	As Adjusted	As Further Adjusted
	(dollars in thousands except per share and share data)
Capitalization:
8.30% 2022 Notes (net of unamortized debt issuance costs of $1,590)	$48,410	$48,410	$48,410
Other outstanding debt including capital lease commitments (net of unamortized debt issuance costs of $13,972)	1,393,588	1,364,366	1,455,716

Total debt (including current portion)(1)	$1,441,998	$1,412,776	$1,504,126

Preferred shares, $0.01 par value; 25,000,000 shares authorized, none issued, actual, as adjusted and as further adjusted	—	—	—
Common shares, $0.01 par value; 300,000,000 shares authorized 92,627,349 shares issued and 92,285,986 shares (net of treasury shares) outstanding on an actual, 93,089,717 issued and outstanding on an as adjusted basis and on an as further adjusted basis; respectively	926	931	931
Additional paid-in capital	2,502,429	2,507,756	2,507,756
Treasury shares (341,363 on an actual, nil on an as adjusted basis and on an as further adjusted basis; respectively)	(3,145)	—	—
Accumulated deficit	(980,165)	(980,165)	(980,165)

Total shareholders’ equity	1,520,045	1,528,522	1,528,522

Total capitalization	$2,962,043	2,941,298	3,032,648

(1)	With the exception of the 2022 Notes, all of our debt is secured. Any debt to be obtained in connection with the delivery of the OCC Vessels (as defined in the 2018 20-F) will also be secured.
(2)	The As Adjusted Additional paid-in capital and Accumulated deficit do not include the incentive plan charge from April 1, 2021 to June 16, 2021.

Other than the adjustments described above, there have been no significant adjustments to our capitalization since December 31, 2018. This table should be read in conjunction with “Item 5. Operating and Financial Review and Prospects” and the consolidated financial statements and related notes included in the 2018 20-F. If necessary, updated information on our capitalization will be included in a prospectus supplement.

SELLING SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership of our common shares held as of February 28, 2019 (or to be held, as noted below) by the Selling Shareholders. The Selling Shareholders are offering an aggregate of up to 48,089,118 common shares, which were previously acquired. The Selling Shareholders may sell some, all or none of their shares covered by this prospectus. The amounts and information set forth below are based upon information provided to us by the Selling Shareholders. The percentage of beneficial ownership for the following table is based on 93,089,717 common shares outstanding as of February 28, 2019.

To our knowledge, except as indicated in the footnotes to this table, each person named in the table has sole voting and investment power with respect to all common shares shown in the table to be beneficially owned by such person. Except as described below or in the 2018 20-F, none of the Selling Shareholders has had any position, office or other material relationship with us or our affiliates within the past three years. In addition, based on information provided to us, none of the Selling Shareholders that are affiliates of broker-dealers, if any, purchased the common shares outside the ordinary course of business or, at the time of their acquisition of such shares, had any agreements, understandings or arrangements with any other persons, directly or indirectly, to dispose of the shares. Information concerning the Selling Shareholders may change from time to time, and any changes will be set forth in supplements to this prospectus to the extent required.

Selling Shareholder	Common Shares Owned Prior to the Offering	Percentage of Class Prior to the Offering	Total Common Shares Offered Hereby	Percentage of the Class Following the Offering
Oaktree Capital Group Holdings GP, LLC and certain of its advisory clients(1)	32,127,899	34.51%	32,127,899	0%
York Funds(2)	3,160,436	3.40%	3,160,436	0%
Augustea Entities(3)	4,622,897	4.97%	4,622,897	0%
Entities affiliated with Petros Pappas(4)	3,912,988	4.20%	3,912,988	0%
Oceanbulk Container Carriers LLC(5)	2,974,262	3.20%	2,974,262	0%
Heiligeland Maritime Assets GmbH & Cie. KG.	1,290,636	1.39%	1,290,636	0%

(1)

Consists of (i) 1,316,498 shares held by Oaktree Value Opportunities Fund, L.P. (“VOF”), (ii) 2,397,106 shares held by Oaktree Opportunities Fund IX Delaware, L.P. (“Fund IX”), (iii) 22,016 shares held by Oaktree Opportunities Fund IX (Parallel 2), L.P. (“Parallel 2”), (iv) 11,445,307 shares held by Oaktree Dry Bulk Holdings LLC (“Dry Bulk Holdings”), (v) 16,938,392 shares held by OCM XL Holdings L.P., a Cayman Islands exempted limited partnership (“OCM XL”) and (vi) 8,580 shares held by OCM FIE, LLC (“FIE”). Each of the foregoing funds and entities is affiliated with Oaktree Capital Group Holdings GP, LLC (“OCGH”). The members of OCGH are Howard S. Marks, Bruce A. Karsh, Jay S. Wintrob, John B. Frank, Sheldon M. Stone, Larry W. Keele, Stephen A. Kaplan and David M. Kirchheimer. Each of the direct and indirect general partners, managing members, directors, unit holders, shareholders, and members of VOF, Fund IX, Parallel 2, Dry Bulk Holdings, OCM XL and FIE, may be deemed to share voting and dispositive power over the shares owned by such entities, but disclaims beneficial ownership in such shares except to the extent of any pecuniary interest therein. The address for these entities (collectively, the “Oaktree Funds”) is c/o Oaktree Capital Management, L.P., 333 South Grand Avenue, 28th Floor, Los Angeles, California 90071. OCM Investments, LLC (a subsidiary of Oaktree Capital Management, L.P., which is the investment manager of the Oaktree Funds) is registered as a broker-dealer with the Commission and in all 50 states, the District of Columbia and Puerto Rico, and is a member of the U.S. Financial Industry Regulatory Authority. Oaktree Funds acquired common shares in the ordinary course of business and, at the time of the acquisition of the Company’s common shares to be resold under this registration statement, had no agreements or understandings, directly or indirectly, with any person to distribute the common shares.

(2)

Consists of (i) 1,427,281 shares beneficially owned directly by York European Distressed Credit Fund, L.P., a Cayman Islands limited partnership (“York European”), (ii) 596,574 shares beneficially owned directly by York Multi-Strategy Master Fund, L.P., a Cayman Islands exempted limited partnership (“York Multi-Strategy”), (iii) 444,171 shares beneficially owned directly by York Capital Management, L.P., a Delaware limited partnership (“York Capital”), (iv) 418,768 shares beneficially owned directly by York European Opportunities Investments Master Fund, LP, a Cayman Islands limited partnership (“York European Opportunities”), (v) 229,317 shares beneficially owned directly by York European Focus Master Fund, L.P., a Cayman Islands limited partnership (“York European Focus”), and (vi) 44,325 shares beneficially owned directly by Exuma Capital, L.P., a Cayman Islands limited partnership (“Exuma Capital”, and together with York European, York Multi-Strategy, York Capital, York European Opportunities, York European Focus, the “York Funds”).

Dinan Management, L.L.C., a New York limited liability company (“Dinan Management”), is the general partner of each of York Capital and York Multi-Strategy. Exuma Management, LLC, a New York limited liability company (“Exuma Management”), is the general partner of Exuma Capital, L.P. York European Opportunities Domestic Holdings, LLC, a New York limited liability company (“York European Opportunities Domestic”), is the general partner of York European Opportunities. York European Focus Domestic Holdings, LLC, a New York limited liability company (“York European Focus Domestic”), is the general partner of York European Focus. York Capital Management Global Advisors, LLC, a New York limited liability company (“YGA”), the sole senior managing member of the general partner of each of York European, York Multi-Strategy, York Capital, York European Opportunities, York European Focus and Exuma, exercises investment discretion over such investment funds and accordingly may be deemed to have beneficial ownership over the shares beneficially owned directly by the York Funds. The directors and executive officers of YGA are James G. Dinan (Chairman and Chief Executive Officer) and John J. Fosina (Chief Financial Officer).

(3)

Consists of (i) 3,208,148 shares beneficially owned directly by Augustea MED Limited, a Malta limited liability company (“Augustea MED”), (ii) 1,370,044 shares beneficially owned directly by Augustea Bunge Maritime Limited, a Malta limited liability company (“ABML”) and (iii) 44,705 shares beneficially directly owned by Augustea Oceanbulk Maritime Malta Limited, a Malta limited liability company (“Augustea Oceanbulk”). Augustea MED is owned by Augustea Atlantica S.p.A, a joint stock limited liability company incorporated in Italy (“Augustea Atlantica”), ABML is 50.85 % owned by Augustea Atlantica and 49.15% owned by Bunge Investment Management Limited, a British Virgin Islands limited liability company (“BIML”), however, certain matters require the approval of 75% of the issued shares and Augustea Oceanbulk is (a) 0.12% owned directly by Augustea Atlantica and (b) 65.84% owned by Augustea Malta Holding Limited, which is wholly owned by Augustea Atlantica. Augustea Atlantica is wholly owned by Augustea Holding S.p.A., a joint stock limited liability company incorporated in Italy (“Augustea Holding”). The directors of Augustea Holding are Raffaele Zagari (Chairman, Executive Director and CEO), Maurizio Pavesi (Executive Director and CFO), Pietrantonio Cafiero (Non-executive Director), Roberto Donnini (Non-executive, Independent Director) and Stefano Ferrailo (Non-executive, Independent Director). Mr. Raffaele Zagari was appointed as a member of the Company’s Board of Directors on August 3, 2018.

(4)	Family members and companies related to family members of our Chief Executive Officer, Mr. Petros Pappas.
(5)	All of the 2,974,262 common shares that are currently directly held by Oceanbulk Container Carriers LLC will be distributed to Oaktree when such a distribution were to take place.

PLAN OF DISTRIBUTION

We may sell or distribute the securities included in this prospectus, and the Selling Shareholders may sell our common shares, to or through underwriters, agents, brokers or dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, at fixed prices (which may be changed), or at varying prices determined at the time of sale.

In addition, we may sell some or all of our securities included in this prospectus, and the Selling Shareholders may sell our common shares included in this prospectus, through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, to facilitate the transaction; or

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

•	an over-the-counter distribution; or

•	an exchange or market distribution in accordance with the rules of the applicable exchange or market; or

•	privately negotiated transactions; or

•

trading plans entered into by a Selling Shareholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans; or

•	otherwise through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, we or any Selling Shareholder may enter into option, share lending or other types of transactions that require us or such Selling Shareholder, as applicable, to deliver our securities to an underwriter or a broker-dealer, who will then resell or transfer the securities under this prospectus. We or any Selling Shareholder also may enter into hedging transactions with respect to our securities. For example, we or any Selling Shareholder may:

•	enter into transactions involving short sales of our common shares by underwriters or broker-dealers;

•	sell common shares short and deliver the shares to close out short positions;

•

enter into option or other types of transactions that require us or the Selling Shareholders, as applicable, to deliver common shares to an underwriter or broker-dealer, who will then resell or transfer the common shares under this prospectus; or

•	loan or pledge the common shares to an underwriter or broker-dealer (including pursuant to a margin loan), who may sell the loaned shares or, in the event of default, sell the pledged shares.

Any Selling Shareholder will act independently of us in making decisions with respect to the timing, manner and size of each sale of common shares covered by this prospectus. The Selling Shareholders might not sell any securities under this prospectus. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

We or any Selling Shareholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or any Selling Shareholder or borrowed from us, any Selling Shareholder or others to settle those sales or to close out any related open borrowings of shares, and may use securities received from us or any Selling Shareholder in settlement of those derivatives to close out any related open borrowings of shares. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we or any Selling Shareholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or the securities of any Selling Shareholder, as applicable, or in connection with a concurrent offering of other securities.

Common shares may also be exchanged for satisfaction of the Selling Shareholders’ obligations or other liabilities to their creditors. Such transactions may or may not involve broker-dealers.

The Selling Shareholders and any broker-dealers or other persons acting on our behalf or on the behalf of the Selling Shareholders that participate with us or the Selling Shareholders in the distribution of the securities may be deemed to be underwriters, and any commissions received or profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act. As a result, we have informed the Selling Shareholders that Regulation M, promulgated under the Exchange Act, may apply to sales by the Selling Shareholders in the market.

Some of the underwriters, dealers or agents used by us or the Selling Shareholders in any offering of securities under this prospectus may be customers of, engage in transactions with, and perform services for us and/or such Selling Shareholders, as applicable, or affiliates of ours and/or theirs, as applicable, in the ordinary course of business. Underwriters, dealers, agents and other persons may be entitled under agreements which may be entered into with us and/or the Selling Shareholders to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to be reimbursed by us and/or such Selling Shareholders for certain expenses. As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

To the extent required by the Securities Act, a prospectus supplement will be distributed at the time that any particular offering of securities is made, setting forth the terms of the offering, including the aggregate number of securities being offered; the purchase price of the securities and the proceeds we and/or any Selling Shareholder will receive from the sale of the securities; the initial offering price of the securities; the names of any underwriters, dealers or agents; any discounts, commissions and other items constituting compensation from us; any discounts, commissions or concessions allowed or re-allowed or paid to underwriters, dealers or agents; any securities exchanges on which the securities may be listed; the method of distribution of the securities; the terms of any agreement, arrangement or understanding entered into with the underwriters, brokers or dealers; and any other information we think is important. Furthermore, we, our executive officers, our directors and the Selling Shareholders may agree, subject to certain exemptions, that for a certain period from the date of the prospectus supplement under which the securities are offered, we and they will not, without the prior written consent of an underwriter, offer, sell, contract to sell, pledge or otherwise dispose of any of our common shares or any securities convertible into or exchangeable for our common shares. However, an underwriter, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice. We expect an underwriter to exclude from these lock-up agreements securities exercised and/or sold pursuant to trading plans entered into by any Selling Shareholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of the Selling Shareholders’ securities on the basis of parameters described in such trading plans.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the Nasdaq Global Select Market, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange.

We will bear costs relating to the securities offered and sold by us and the Selling Shareholders under this Registration Statement.

As a result of requirements of the Financial Industry Regulatory Authority, or “FINRA,” formerly the National Association of Securities Dealers, Inc., the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by us or any Selling Shareholder for the sale of any securities being registered pursuant to Rule 415 promulgated by the Commission under the Securities Act. If more than 5% of the net proceeds of any offering of common shares made under this prospectus will be received by a FINRA member participating in the offering or affiliates or associated persons of such a FINRA member, the offering will be conducted in accordance with FINRA Rule 5121.

DESCRIPTION OF CAPITAL STOCK

Authorized Share Capital

Under our fourth amended and restated articles of incorporation, or our “Articles,” our authorized capital stock consists of 300,000,000 common shares, par value $0.01 per share, and 25,000,000 preferred shares, par value $0.01 per share, none of which were issued as of the date of this prospectus.

Common Shares

As of February 28, 2019, we had 93,089,717 common shares outstanding out of 300,000,000 shares authorized to be issued. Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred shares, holders of common shares are entitled to receive ratably all dividends, if any, declared by our board of directors (the “Board of Directors”) out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of our preferred shares having liquidation preferences, if any, the holders of our common shares will be entitled to receive pro rata our remaining assets available for distribution. Holders of our common shares do not have conversion, redemption or preemptive rights to subscribe to any of our securities. All outstanding common shares are fully paid and non-assessable. The rights, preferences and privileges of holders of our common shares are subject to the rights of the holders of any preferred shares which we may issue in the future.

Reverse Stock Split

On June 20, 2016, we effected the June 2016 Reverse Stock Split. The June 2016 Reverse Stock Split reduced the number of the Company’s shares from 219,778,437 to 43,955,659. All share counts presented in this prospectus have been adjusted for the June 2016 Reverse Stock Split.

Equity Incentive Plans

On May 9, 2016, February 22, 2017 and February 27, 2018, respectively, the Board of Directors approved the 2016 Equity Incentive Plan (the “2016 Equity Incentive Plan”), the 2017 Equity Incentive Plan (the “2017 Equity Incentive Plan”) and the 2018 Equity Incentive Plan (the “2018 Equity Incentive Plan” and collectively, the “Equity Incentive Plans”), under which officers, key employees, directors, and consultants of the Company and its subsidiaries are eligible to receive options to acquire common shares, shares appreciation rights, restricted shares and other share-based or share-denominated awards. We reserved a total of 940,000 common shares, 950,000 common shares and 700,000 common shares for issuance under the Equity Incentive Plans, subject to further adjustment for changes in capitalization as provided in the plans. The purpose of the Equity Incentive Plans is to encourage ownership of shares by, and to assist us in attracting, retaining and providing incentives to, our officers, key employees, directors and consultants, whose contributions to us are or may be important to our success and to align the interests of such persons with our shareholders. The various types of incentive awards that may be issued under the Equity Incentive Plans enable us to respond to changes in compensation practices, tax laws, accounting regulations and the size and diversity of our business. The Equity Incentive Plans are administered by our compensation committee, or such other committee of the Board of Directors as may be designated by the Board of Directors. The Equity Incentive Plans permit issuance of restricted shares, grants of options to purchase common shares, share appreciation rights, restricted shares, restricted share units and unrestricted shares.

Under the terms of the Equity Incentive Plans, share options and share appreciation rights granted under the Equity Incentive Plans have an exercise price per common share equal to the fair market value of a common share on the date of grant, unless otherwise determined by the administrator of the Equity Incentive Plans, but in no event will the exercise price be less than the fair market value of a common share on the date of grant. Options and share appreciation rights are exercisable at times and under conditions as determined by the administrator of the Equity Incentive Plans, but in no event will they be exercisable later than ten years from the date of grant.

The administrator of the Equity Incentive Plans may grant common shares of restricted shares and awards of restricted share units subject to vesting and forfeiture provisions and other terms and conditions as determined by the administrator of the Equity Incentive Plans. Upon the vesting of a restricted share unit, the award recipient will be paid an amount equal to the number of restricted share units that then vest multiplied by the fair market value of a common share on the date of vesting, which payment may be paid in the form of cash or common shares or a combination of both, as determined by the administrator of the Equity Incentive Plans. The administrator of the Equity Incentive Plans may grant dividend equivalents with respect to grants of restricted share units.

Adjustments may be made to outstanding awards in the event of a corporate transaction or change in capitalization or other extraordinary event. In the event of a “change in control” (as defined in the Equity Incentive Plans), unless otherwise provided by the administrator of the Equity Incentive Plans in an award agreement, awards then outstanding shall become fully vested and exercisable in full.

The Board of Directors may amend or terminate the Equity Incentive Plans and may amend outstanding awards, provided that no such amendment or termination may be made that would materially impair any rights, or materially increase any obligations, of a grantee under an outstanding award. Shareholders’ approval of Equity Incentive Plans amendments may be required in certain definitive, pre-determined circumstances if required by applicable rules of a national securities exchange or the Commission. Unless terminated earlier by the Board of Directors, the Equity Incentive Plans will expire ten years from the date on which the Equity Incentive Plans was adopted by the Board of Directors.

On January 7, 2019, our Board of Directors and Compensation Committee established an incentive program for key employees, pursuant to which an aggregate of 4,000,000 restricted share units (each, a “RSU”) will be issued. Each RSU represents, upon vesting, a right for the relevant beneficiary to receive one common share of the Company. The RSUs are subject to the satisfaction of certain performance conditions, which apply if our fleet performs better than relevant dry bulk charter rate indices as reported by the Baltic Exchange (the “Indices”) during 2020 and 2021. The RSUs start to vest if the Company’s fleet performs better than the Indices by at least $120,000,000, and vest in increasing amounts if and to the extent the performance of our fleet exceeds those of the relative to the Indices by up to an aggregate of $300,000,000. We take the view that the current likelihood of vesting of these RSUs does not meet a “more likely than not” standard under US GAAP, and as a result no charge will be amortized through our statement of operations, until vesting becomes probable. Subject to the vesting conditions being met on April 30, 2021 and April 30, 2022 (each, a “Vesting Date”) two million RSUs will vest on each Vesting Date, and the relevant common shares of the Company will be issued and distributed to the relevant beneficiaries as per the allocation of the Board of Directors. Any non-vested RSUs at the applicable Vesting Date will be cancelled.

The terms and conditions of the Equity Incentive Plans are substantially similar to those of the previous plans. All of the common shares that were granted under 2016 Equity Incentive Plan and 2017 Equity Incentive Plan were issued and vested in full, whereas there are 71,500 common shares unvested from the 2018 Equity Incentive Plan, as of February 28, 2019. As of the date of this prospectus, 86,074 common shares are available under the 2016, 2017 and 2018 Equity Incentive Plans.

Share Repurchase Program

On November 29, 2018, our Board of Directors authorized a share repurchase program (the “Share Repurchase Program”) to purchase up to an aggregate of $50.0 million of our common shares. The timing and amount of any repurchases will be in the sole discretion of our management team, and will depend on legal requirements, market conditions, share price, alternative uses of capital and other factors. Repurchases of common shares may take place in privately negotiated transactions, in open market transactions pursuant to Rule 10b-18 of the Exchange Act and/or pursuant to a trading plan adopted in accordance with Rule 10b5-1 of the Exchange Act. We are not obligated under the terms of the Share Repurchase Program to repurchase any of its common shares. The Share Repurchase Program has no expiration date and may be suspended or terminated by us at any time without prior notice. We will cancel common shares repurchases as part of this program. As of February 28, 2019, we purchased 536,968 of our common shares in open market transactions at an average price of $8.78 for aggregate consideration of $4.7 million. As of February 28, 2019, all the aforementioned repurchased common shares were canceled and removed from our share capital.

Preferred Shares

Under the terms of our Articles, our Board of Directors has the authority, without any further vote or action by our shareholders, to issue up to 25,000,000 preferred shares. Our Board of Directors is authorized to provide for the issuance of preferred shares in one or more series with designations as may be stated in the resolution or resolutions providing for the issue of preferred shares. At the time that any series of our preferred shares are authorized, our Board of Directors will fix the dividend rights, any conversion rights, any voting rights, redemption provisions, liquidation preferences and any other rights, preferences, privileges and restrictions of that series, as well as the number of shares constituting that series and their designation. Our Board of Directors could, without shareholder approval, cause us to issue preferred shares which have voting, conversion and other rights that could adversely affect the holders of our common shares or make it more difficult to effect a change in control. Our preferred shares could be used to dilute the share ownership of persons seeking to obtain control of us and thereby hinder a possible takeover attempt which, if our shareholders were offered a premium over the market value of their shares, might be viewed as being beneficial to our shareholders. In addition, our preferred shares could be issued with voting, conversion and other rights and preferences which would adversely affect the voting power and other rights of holders of our common shares. Our Board of Directors may issue preferred shares on terms calculated to discourage, delay or prevent a change of control in us or the removal of our management.

Directors

Our directors are elected by the affirmative vote of a majority of the shares represented at the meeting. There is no provision for cumulative voting.

Our Board of Directors must consist of at least three members. Shareholders may change the number of directors only by amending the bylaws which requires the affirmative vote of holders of 70% or more of the outstanding shares of capital stock entitled to vote generally in the election of directors. The Board of Directors may change the number of directors, but may not reduce the number to be less than three directors, only by a vote of not less than 66 2/3% of the entire Board of Directors. At each annual meeting, directors to replace those directors whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting. Each director shall serve his respective term of office until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. Our Board of Directors has the authority to fix the amounts which shall be payable to the members of the Board of Directors for attendance at any meeting or for services rendered to us.

Interested Transactions

Our Third Amended and Restated Bylaws, or “Bylaws,” provide that no contract or transaction between us and one or more of its directors or officers, or between us and any other corporation, partnership, association or other organization in which one or more of our directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of our Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his or her or their votes are counted for such purpose, if: (i) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to our Board of Directors or the committee and our Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, or, if the votes of the disinterested directors are insufficient to constitute an act of our Board of Directors as defined in Section 55 of the Business Corporation Act, or the MIBCA, by unanimous vote of the disinterested directors; or (ii) the material facts as to his relationship or interest and as to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or (iii) the contract or transaction is fair as to us as of the time it is authorized, approved or ratified, by our Board of Directors, a committee thereof or the shareholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of our Board of Directors or of a committee which authorizes the contract or transaction.

Shareholder Meetings

Under our Bylaws, annual shareholder meetings will be held at a time and place selected by our Board of Directors. The meetings may be held in or outside of the Marshall Islands. Our Board of Directors may set a record date between 10 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting.

Dissenters’ Rights of Appraisal and Payment

Under the MIBCA, our shareholders have the right to dissent from various corporate actions, including any merger or consolidation or sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. However, the right of a dissenting shareholder to receive payment of the appraised fair value of his shares is not available under the MIBCA if for the shares of any class or series of shares, which shares or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders. In the event of any further amendment of our amended and restated articles of incorporation, a shareholder also has the right to dissent and receive payment for the shareholder’s shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the MIBCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the MIBCA procedures involve, among other things, the institution of proceedings in any appropriate court in any jurisdiction in which our shares are primarily traded on a local or national securities exchange.

Shareholders’ Derivative Actions

Under the MIBCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of our common shares both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Limitations on Liability and Indemnification of Officers and Directors

The MIBCA authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties. Our Articles and Bylaws include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.

Our Bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly authorized to advance certain expenses (including attorneys’ fees and disbursements and court costs) to our directors and officers and carry directors’ and officers’ insurance policies providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our Articles and Bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Anti-Takeover Effect of Certain Provisions of our Articles and Bylaws

Several provisions of our Articles and Bylaws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our Board of Directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (i) the merger or acquisition of our Company by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and (ii) the removal of incumbent officers and directors.

Classified Board of Directors

Our Articles provide for the division of our Board of Directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three year terms. Approximately one-third of our Board of Directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our common shares or attempting to obtain control of us. It could also delay shareholders who do not agree with the policies of our Board of Directors from removing a majority of our Board of Directors for two years.

Blank Check Preferred Shares

Our Articles authorize our Board of Directors to establish one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

•	the designation of the series;

•	the preferences and relative, participating, option or other special rights, if any, and any qualifications, limitations or restrictions of such series; and

•	the voting rights, if any, of the holders of the series.

Business Combinations

Although the MIBCA does not contain specific provisions regarding “business combinations” between corporations organized under the laws of the Republic of Marshall Islands and “interested shareholders,” we have included these provisions in our Articles. Our Articles contain provisions which prohibit us from engaging in a business combination with an interested shareholder for a period of three years after the date of the transaction in which the person became an interested shareholder, unless:

•

prior to the date of the transaction that resulted in the shareholder becoming an interested shareholder, our Board of Directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

•

upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting shares of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee share plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer;

•

at or subsequent to the date of the transaction that resulted in the shareholder becoming an interested shareholder, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 70% of the outstanding voting shares that is not owned by the interested shareholder; or

•	the shareholder became an interested shareholder prior to the consummation of the initial public offering of common shares under the Securities Act.

For purposes of these provisions, a “business combination” includes mergers, consolidations, exchanges, asset sales, leases and other transactions resulting in a financial benefit to the interested shareholder and an “interested shareholder” is any person or entity that beneficially owns 20% or more of the shares of our outstanding voting shares and any person or entity affiliated with or controlling or controlled by that person or entity.

Election and Removal of Directors

Our Articles prohibit cumulative voting in the election of directors. Our Articles and Bylaws require parties other than the Board of Directors to give advance written notice of nominations for the election of directors. Our Articles and Bylaws also provide that our directors may be removed only for cause and only upon the affirmative vote of the holders of 70% or more of the outstanding shares of our capital stock entitled to vote generally in the election of directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Limited Actions by Shareholders

Our Bylaws provide that any action required or permitted to be taken by our shareholders must be effected at an annual meeting of shareholders or by the unanimous written consent of our shareholders. Our Bylaws also provide that our Board of Directors, Chairman, or President may call special meetings of our shareholders and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, shareholders are prevented from calling a special meeting and shareholder consideration of a proposal may be delayed until the next annual meeting.

Supermajority Provisions

The MIBCA generally provides that the affirmative vote of a majority of the outstanding shares entitled to vote at a meeting of shareholders is required to amend a corporation’s articles of incorporation, unless the articles of incorporation requires a greater percentage. Our Articles provide that the following provisions in the Articles may be amended only by an affirmative vote of 70% or more of the outstanding shares of our capital stock entitled to vote generally in the election of directors:

•	the Board of Directors shall be divided into three classes;

•	directors may only be removed for cause and by an affirmative vote of the holders of 70% or more of the outstanding shares of our capital stock entitled to vote generally in the election of directors;

•	the directors are authorized to make, alter, amend, change or repeal our bylaws by vote not less than 66 2/3% of the entire Board of Directors;

•

the shareholders are authorized to alter, amend or repeal our bylaws by an affirmative vote of 70% or more of the outstanding shares of our capital stock entitled to vote generally in the election of directors;

•	we may not engage in any business combination with any interested shareholder for a period of three years following the transaction in which the person became an interested shareholder; and

•

we shall indemnify directors and officers to the full extent permitted by law, and we shall advance certain expenses (including attorneys’ fees and disbursements and court costs) to the directors and officers. For purposes of these provisions, an “interested shareholder” is generally any person or entity that owns 20% or more of the shares of our outstanding voting shares or any person or entity affiliated with or controlling or controlled by that person or entity.

Advance Notice Requirements for Shareholders Proposals and Director Nominations

Our Articles and Bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder’s notice must be received at our principal executive offices not less than 120 days nor more than 180 days prior to the one year anniversary of the immediately preceding year’s annual meeting of shareholders. Our Articles and Bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede a shareholder’s ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates.

We may issue senior debt securities from time to time in series under an indenture dated November 6, 2014, among us and U.S. Bank National Association, as Trustee (as amended or supplemented from time to time, the “Senior Indenture”). The Senior Indenture is Exhibit 4.1 to our report on Form 6-K, furnished to the Commission on November 7, 2014. We may issue subordinated debt securities pursuant to a subordinated indenture, between us and the trustee named in therein (the “Subordinated Indenture” and, together with the Senior Indenture, the “Indentures” and, each an “Indenture”). The Subordinated Indenture will be filed either as exhibit to an amendment to this Registration Statement, or as an exhibit to a Securities Exchange Act of 1934, or Exchange Act, report that will be incorporated by reference to the Registration Statement or a prospectus supplement. We will refer to any or all of these reports as “subsequent filings.”

The Senior Indenture is, and the Subordinated Indenture will be, subject to and governed by the Trust Indenture Act. The aggregate principal amount of debt securities which may be issued under the Senior Indenture is unlimited. The Senior Indenture provides that the specific terms of any series of debt securities must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series. The aggregate principal amount of debt securities which may be issued under the Subordinated Indenture will be unlimited. The Subordinated Indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.

The following description of the terms of the debt securities sets forth certain general terms and provisions. The statements below are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indentures. The specific terms of any debt securities that we may offer, including any modifications of, or additions to, the general terms described below as well as any applicable material U.S. federal income tax considerations concerning the ownership of such debt securities will be described in the applicable prospectus supplement or supplemental indenture. Accordingly, for a complete description of the terms of a particular issue of debt securities, the general description of the debt securities set forth below should be read in conjunction with the applicable prospectus supplement and Indenture, as amended or supplemented from time to time.

General

Neither Indenture limits the amount of debt securities which may be issued, and each Indenture provides that debt securities may be issued up to the aggregate principal amount from time to time. The debt securities may be issued in one or more series. The senior debt securities are unsecured and rank in parity in right of payment with all of our other unsecured and unsubordinated indebtedness. Each series of subordinated debt securities will be unsecured and subordinated in right of payment to all present and future senior indebtedness of debt securities will be described in an accompanying prospectus supplement.

You should read the subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:

•	the designation, aggregate principal amount and authorized denominations, and the obligors with respect thereto;

•	the issue price, expressed as a percentage of the aggregate principal amount;

•	the maturity date;

•	the interest rate per annum, if any;

•

if the offered debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

•	any optional or mandatory sinking fund provisions or conversion or exchangeability provisions;

•

the date, if any, after which and the price or prices at which the offered debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which offered debt securities of the series will be issuable;

•	if other than the full principal amount, the portion of the principal amount of offered debt securities of the series which will be payable upon acceleration or provable in bankruptcy;

•	any events of default not set forth in this prospectus;

•	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;

•

if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the offered debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

•	whether interest will be payable in cash or additional securities at our or the holder’s option and the terms and conditions upon which the election may be made;

•

if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable Indenture;

•

if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the offered debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

•	any restrictive covenants or other material terms relating to the offered debt securities, which may not be inconsistent with the applicable Indenture;

•	whether the offered debt securities will be issued in the form of global securities or certificates in registered form;

•	any terms with respect to subordination or security;

•	any listing on any securities exchange or quotation system;

•	additional or differing terms relating to the amendment or modification of the Indenture or waivers with respect to such Indenture or series of debt securities;

•	additional or differing provisions, if any, related to defeasance and discharge of the offered debt securities; and

•	the applicability of any guarantees.

Unless otherwise indicated in subsequent filings with the Commission relating to each of the Indentures, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the holders at their registered addresses.

Unless otherwise indicated in subsequent filings with the Commission, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount. United States federal income consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the Commission relating to those securities.

We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.

Senior Debt

We may issue senior debt securities under the Senior Indenture. These senior debt securities would rank on an equal basis in right of payment with all our other unsecured debt except subordinated debt.

Subordinated Debt

We may issue subordinated debt securities under the Subordinated Indenture. Subordinated debt would rank subordinate and junior in right of payment, to the extent set forth in the Subordinated Indenture, to all our senior debt (both secured and unsecured).

In general, the holders of all senior debt are first entitled to receive payment of the full amount unpaid on senior debt before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events.

If we default in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.

If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us or our property, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.

Furthermore, if we default in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the Subordinated Indenture, holders of all our senior debt will first be entitled to receive payment in full in cash before holders of such subordinated debt can receive any payments.

Senior debt means:

•

the principal, premium, if any, interest and any other amounts owing in respect of our indebtedness for money borrowed and indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by us, including the senior debt securities or letters of credit;

•	all capitalized lease obligations;

•	all hedging obligations;

•	all obligations representing the deferred purchase price of property; and

•	all deferrals, renewals, extensions and refundings of obligations of the type referred to above;

but senior debt does not include:

•	subordinated debt securities; and

•	any indebtedness that by its terms is subordinated in right of payment to, or ranks on an equal basis in right of payment with, our subordinated debt securities.

Covenants

Any series of offered debt securities may have covenants in addition to or differing from those included in the applicable Indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:

•	the ability of us or our subsidiaries to incur either secured or unsecured debt, or both;

•	the ability to make certain payments, dividends, redemptions or repurchases;

•	our ability to create dividend and other payment restrictions affecting our subsidiaries;

•	our ability to make investments;

•	mergers and consolidations by us or our subsidiaries;

•	sales of assets by us;

•	our ability to enter into transactions with affiliates;

•	our ability to incur liens; and

•	sale and leaseback transactions.

Modification of the Indentures

Each Indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective Indenture affected by the modification, taken together as a class. But no modification that:

(1)

changes the amount of securities whose holders must consent to an amendment, supplement or waiver, except to increase any such amount or to provide that certain provisions of the Indenture cannot be modified, amended or waived without the consent of the holder of each outstanding security affected thereby;

(2)	reduces the amount of interest, or changes the interest payment time, on any security;

(3)

waives a redemption payment or alters the redemption provisions (other than any alteration that would not materially adversely affect the legal rights of any holder under the Indenture) or the price at which we are required to offer to purchase the securities;

(4)	reduces the principal or changes the maturity of any security or reduces the amount of, or postpones the date fixed for, the payment of any sinking fund or analogous obligation;

(5)	reduces the principal amount payable of any security upon maturity;

(6)

waive a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of such series and a waiver of the payment default that resulted from such acceleration);

(7)	changes the place or currency of payment of principal of or interest, if any, on any security other than that stated in the security;

(8)	impairs the right of any holder to receive payment of principal or, or interest on, the securities of such holder on or after the due dates therefor;

(9)	impairs the right to institute suit for the enforcement of any payment on, or with respect to, any security;

(10)	make any change in the table of contents, headings, and decisions and determinations relating to foreign currency under the Indenture;

(11)	changes the ranking of the securities in right of payment; or

(12)	makes any other change which is restricted by a specified in a board resolution, a supplemental indenture hereto or an officers’ certificate.

Events of Default

Each Indenture defines an event of default for the debt securities of any series as being any one of the following events:

•	default in any payment of interest when due which continues for 30 days;

•	default in any payment of principal or premium when due;

•	default in the deposit of any sinking fund payment when due;

•	default in the performance of any covenant in the debt securities or the applicable Indenture which continues for 60 days after we receive notice of the default;

•

default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor and other than intercompany indebtedness) having a principal amount in excess of $25.0 million for the Senior Indenture and a minimum amount set forth in the applicable subsequent filing for the Subordinated Indenture, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

•	events of bankruptcy, insolvency or reorganization.

An event of default of one series of debt securities does not necessarily constitute an event of default with respect to any other series of debt securities.

There may be such other or different events of default as described in an applicable subsequent filing with respect to any class or series of offered debt securities.

In case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable. Any event of default for the debt securities of any series which has been cured may be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.

Each Indenture requires us to file annually after debt securities are issued under that Indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that Indenture. Each Indenture provides that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.

Subject to the duties of the trustee in case an event of default occurs and continues, each Indenture provides that the trustee is under no obligation to exercise any of its rights or powers under that Indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification and the rights of the trustee, each Indenture provides that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the Indenture.

Defeasance and Discharge

The terms of each Indenture provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the Indenture governing the debt securities. This right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling or there has been a change in the applicable United Stated federal income tax law to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.

Defeasance of Certain Covenants

The terms of the debt securities provide us with the right to omit complying with specified covenants and that specified events of default described in a subsequent filing will not apply. In order to exercise this right, we will be required to deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay principal, premium, if any, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the Indenture governing such debt securities. We will also be required to deliver to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that the deposit and related covenant defeasance will not cause the holders of such series to recognize income, gain or loss for federal income tax purposes.

A subsequent filing may further describe the provisions, if any, of any particular series of offered debt securities permitting a discharge defeasance.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in an applicable subsequent filing and registered in the name of the depository or a nominee for the depository. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a global security may not be transferred except as a whole by the depository for the global security to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee to a successor depository for that series or a nominee of the successor depository and except in the circumstances described in an applicable subsequent filing.

We expect that the following provisions will apply to depository arrangements for any portion of a series of debt securities to be represented by a global security. Any additional or different terms of the depository arrangement will be described in an applicable subsequent filing.

Upon the issuance of any global security, and the deposit of that global security with or on behalf of the depository for the global security, the depository will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by that global security to the accounts of institutions that have accounts with the depository or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities or by us, if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participating institutions or persons that may hold interest through such participating institutions. Ownership of beneficial interests by participating institutions in the global security will be shown on, and the transfer of the beneficial interests will be effected only through, records maintained by the depository for the global security or by its nominee. Ownership of beneficial interests in the global security by persons that hold through participating institutions will be shown on, and the transfer of the beneficial interests within the participating institutions will be effected only through, records maintained by those participating institutions. The laws of some jurisdictions may require that purchasers of securities take physical delivery of the securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in the global securities.

So long as the depository for a global security, or its nominee, is the registered owner of that global security, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable Indenture. Unless otherwise specified in an applicable subsequent filing and except as specified below, owners of beneficial interests in the global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of the series in certificated form and will not be considered the holders thereof for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of the depository and, if such person is not a participating institution, on the procedures of the participating institution through which the person owns its interest, to exercise any rights of a holder under the Indenture.

The depository may grant proxies and otherwise authorize participating institutions to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable Indenture. We understand that, under existing industry practices, if we request any action of holders or any owner of a beneficial interest in the global security desires to give any notice or take any action a holder is entitled to give or take under the applicable Indenture, the depository would authorize the participating institutions to give the notice or take the action, and participating institutions would authorize beneficial owners owning through such participating institutions to give the notice or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

Unless otherwise specified in applicable subsequent filings, payments of principal, premium and interest on debt securities represented by a global security registered in the name of a depository or its nominee will be made by us to the depository or its nominee, as the case may be, as the registered owner of the global security.

We expect that the depository for any debt securities represented by a global security, upon receipt of any payment of principal, premium or interest, will credit participating institutions’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depository. We also expect that payments by participating institutions to owners of beneficial interests in the global security held through those participating institutions will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in street names, and will be the responsibility of those participating institutions. None of us, the trustees or any agent of ours or the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests.

Unless otherwise specified in the applicable subsequent filings, a global security of any series will be exchangeable for certificated debt securities of the same series only if:

•

the depository for such global securities notifies us that it is unwilling or unable to continue as depository or such depository ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depository is not appointed by us within 90 days after we receive the notice or become aware of the ineligibility;

•	we in our sole discretion determine that the global securities shall be exchangeable for certificated debt securities; or

•	there shall have occurred and be continuing an event of default under the applicable Indenture with respect to the debt securities of that series.

Upon any exchange, owners of beneficial interests in the global security or securities will be entitled to physical delivery of individual debt securities in certificated form of like tenor and terms equal in principal amount to their beneficial interests, and to have the debt securities in certificated form registered in the names of the beneficial owners, which names are expected to be provided by the depository’s relevant participating institutions to the applicable trustee.

In the event that the Depository Trust Company, or “DTC,” acts as depository for the global securities of any series, the global securities will be issued as fully registered securities registered in the name of Cede & Co., DTC’s partnership nominee.

DTC is a member of the U.S. Federal Reserve System, a limited-purpose trust company under New York State banking law and a registered clearing agency with the Commission. Established in 1973, DTC was created to reduce costs and provide clearing and settlement efficiencies by immobilizing securities and making “book-entry” changes to ownership of the securities. DTC provides securities movements for the net settlements of the National Securities Clearing Corporation, or “NSCC,” and settlement for institutional trades (which typically involve money and securities transfers between custodian banks and broker/dealers), as well as money market instruments.

DTC is a subsidiary of The Depository Trust & Clearing Company, or “DTCC.” DTCC is a holding company established in 1999 to combine DTC and NSCC. DTCC, through its subsidiaries, provides clearing, settlement and information services for equities, corporate and municipal bonds, government and mortgage backed securities, money market instruments and over the-counter derivatives. In addition, DTCC is a leading processor of mutual funds and insurance transactions, linking funds and carriers with their distribution networks. DTCC’s customer base extends to thousands of companies within the global financial services industry. DTCC serves brokers, dealers, institutional investors, banks, trust companies, mutual fund companies, insurance carriers, hedge funds and other financial intermediaries—either directly or through correspondent relationships.

DTCC is industry-owned by its customers who are members of the financial community, such as banks, broker/dealers, mutual funds and other financial institutions. DTCC operates on an at-cost basis, returning excess revenue from transaction fees to its member firms. All services provided by DTC are regulated by the Commission.

The 2019 DTCC Board of Directors is composed of 19 directors serving one-year terms. Twelve directors are representatives of clearing agency participants, including broker/dealers, custodian and clearing banks, and investment institutions; two directors are designated by DTCC’s preferred shareholders, which are NYSE Euronext and FINRA; three directors are from non-participants; and the remaining two are the non-executive chairman and the chief executive officer and president of DTCC. All of the Board members except those designated by the preferred shareholders are elected annually.

To facilitate subsequent transfers, the debt securities may be registered in the name of DTC’s nominee, Cede & Co. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the direct participating institutions to whose accounts debt securities are credited, which may or may not be the beneficial owners. The participating institutions remain responsible for keeping account of their holdings on behalf of their customers.

Delivery of notices and other communications by DTC to direct participating institutions, by direct participating institutions to indirect participating institutions, and by direct participating institutions and indirect participating institutions to beneficial owners of debt securities are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect.

Neither DTC nor Cede & Co. consents or votes with respect to the debt securities. Under its usual procedures, DTC mails a proxy to the issuer as soon as possible after the record date. The proxy assigns Cede & Co.’s consenting or voting rights to those direct participating institution to whose accounts the debt securities are credited on the record date.

If applicable, redemption notices shall be sent to Cede & Co. If less than all of the debt securities of a series represented by global securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participating institutions in that issue to be redeemed.

To the extent that any debt securities provide for repayment or repurchase at the option of the holders thereof, a beneficial owner shall give notice of any option to elect to have its interest in the global security repaid by us, through its participating institution, to the applicable trustee, and shall effect delivery of the interest in a global security by causing the direct participating institution to transfer the direct participating institution’s interest in the global security or securities representing the interest, on DTC’s records, to the applicable trustee. The requirement for physical delivery of debt securities in connection with a demand for repayment or repurchase will be deemed satisfied when the ownership rights in the global security or securities representing the debt securities are transferred by direct participating institutions on DTC’s records.

DTC may discontinue providing its services as securities depository for the debt securities at any time. Under such circumstances, in the event that a successor securities depository is not appointed, debt security certificates are required to be printed and delivered as described above.

We may decide to discontinue use of the system of book-entry transfers through the securities depository. In that event, debt security certificates will be printed and delivered as described above.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, in which the price of such warrants will be payable;

•

the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies, in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material U.S. federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF RIGHTS

We may issue rights to purchase our equity securities. These rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the shareholder receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering.

The applicable prospectus supplement relating to any rights will describe the terms of the offered rights, including, where applicable, the following:

•	the exercise price for the rights;

•	the number of rights issued to each shareholder;

•	the extent to which the rights are transferable;

•	any other terms of the rights, including terms, procedures and limitations relating to the exchange and exercise of the rights;

•	the date on which the right to exercise the rights will commence and the date on which the right will expire;

•	the amount of rights outstanding;

•	the extent to which the rights include an over-subscription privilege with respect to unsubscribed securities; and

•	the material terms of any standby underwriting arrangement entered into by us in connection with the rights offering.

The description in the applicable prospectus supplement of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate or rights agreement, which will be filed with the Commission if we offer rights. For more information on how you can obtain copies of any rights certificate or rights agreement if we offer rights, see “Where You Can Find Additional Information” of this prospectus. We urge you to read the applicable rights certificate, the applicable rights agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more warrants, debt securities, which may be guaranteed by one or more of our subsidiaries, preferred shares, common shares or any combination of such securities. The applicable prospectus supplement will describe:

•

the terms of the units and of the warrants, debt securities, which may be guaranteed by one or more of our subsidiaries, preferred shares and common shares comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units;

•	if applicable, a discussion of any material U.S. federal income tax considerations; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

Commission registration fee		$37,506	(1)
FINRA filing fee	$		*
Legal fees and expenses	$		*
Accounting fees and expenses	$		*
Printing and typesetting expenses	$		*
Blue sky fees and expenses	$		*
Miscellaneous	$		*
Total	$		*

*	To be provided by a prospectus supplement or as an exhibit to a Report on Form 6-K that is incorporated by reference into this registration statement.
(1)	$31,059 was paid previously.

LEGAL MATTERS

Certain matters of United States law will be passed upon for us and the Selling Shareholders by Paul, Weiss, Rifkind, Wharton & Garrison, LLP, New York, New York. Certain matters of Marshall Islands law and Liberian law will be passed upon for us by Seward & Kissel LLP, New York, New York.

EXPERTS

The consolidated financial statements of Star Bulk Carriers Corp. as of and for the year ended December 31, 2018, incorporated in this prospectus by reference from the Company’s Annual Report on Form 20-F for the year ended December 31, 2018, and the effectiveness of Star Bulk Carriers Corp.’s internal control over financial reporting as of December 31, 2018 have been audited by Deloitte Certified Public Accountants S.A., an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. The offices of Deloitte Certified Public Accountants S.A are located at Fragoklissias 3a & Granikou Street, Maroussi, Athens 151 25, Greece.

The consolidated financial statements of Star Bulk Carriers Corp. as of December 31, 2017 and for each of the two years in the period then ended appearing in Star Bulk Carriers Corp.’s Annual Report (Form 20-F) for the year ended December 31, 2018, have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The address of Ernst & Young (Hellas) Certified Auditors Accountants S.A. is 8B Chimarras, 15125, Maroussi, Greece and is registered as a corporate body with the public register for company auditors-accountants kept with the Body of Certified-Auditors-Accountants, or SOEL, Greece with registration number 107.

2,382,775 common shares

PROSPECTUS SUPPLEMENT

             , 2021

Morgan Stanley